Exhibit 10.4

Execution Version

CREDIT AGREEMENT

among

GANNETT CO., INC. (f/k/a GANNETT SPINCO, INC.),

The Several Lenders
from Time to Time Parties Hereto,

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent,

and

PNC BANK, N.A. and US BANK, NATIONAL ASSOCIATION,
as Co-Syndication Agents

Dated as of June 29, 2015

J.P. MORGAN SECURITIES LLC,
as Lead Arranger and Lead Bookrunner

PNC CAPITAL MARKETS LLC and US BANK, NATIONAL ASSOCIATION,
as Joint Arrangers and Joint Bookrunners

i

Table of Contents (Continued)

Table of Contents (Continued)

SCHEDULES

1.1                               Commitments
1.1B                      Mortgaged Properties

1.1C                      Material Domestic Subsidiaries as of the Closing Date

1.1D                      Excluded Real Property

2.3                               Existing Letters of Credit
3.10                        Subsidiaries

4.1(k)                Certain Equity Certificates delivered on the Closing Date

5.9(j)                   Post-Closing Equity Certificates
6.1(f)                  Existing Liens
6.4(d)                Existing Indebtedness

EXHIBITS

A                                       Form of Assignment and Acceptance
B                                       Form of Closing Certificate
C                                       Form of Guarantee
D                                       Form of U.S. Tax Compliance Certificate
E                                        Form of Compliance Certificate
F                                         Form of New Lender Supplement
G                                       Form of Security Agreement
H                                      Form of First Lien Intercreditor Agreement

I                                           Form of Second Lien Intercreditor Agreement

CREDIT AGREEMENT, dated as of June 29, 2015, among GANNETT CO., INC., a Delaware corporation (f/k/a GANNETT SPINCO, INC.) (the “Borrower”), the several banks and other financial institutions from time to time parties to this Agreement (the “Lenders”), JPMORGAN CHASE BANK, N.A., as administrative agent for the Lenders hereunder (in such capacity, together with its successors, the “Administrative Agent”), JPMORGAN CHASE BANK, N.A. and PNC BANK, N.A. and US BANK, NATIONAL ASSOCIATION, as co-syndication agents (the “Co-Syndication Agents”).

RECITALS

WHEREAS, Gannett Co., Inc., a Delaware corporation (“Parent”), has informed the Lenders that it plans to separate its publishing business from its broadcasting and digital businesses by means of a spin-off of the Borrower in accordance with the Form 10 filed with the Securities and Exchange Commission on March 12, 2015, as amended on May 1, 2015 and as further amended on June 8, 2015 and June 12, 2015 (the “Spin-Off”), after which the Borrower will own the publishing business;

WHEREAS, upon completion of the Spin-Off, the Borrower will change its corporate name from Gannett SpinCo, Inc. to Gannett Co., Inc. and Parent will change its corporate name to TEGNA Inc.;

WHEREAS, upon completion of the Spin-Off, the Borrower has requested that the Lenders extend credit in the form of Revolving Loans and Letters of Credit at any time and from time to time prior to the Maturity Date, in an aggregate principal amount at any time outstanding not in excess of $500,000,000.

NOW, THEREFORE, the Lenders are willing to extend such credit to the Borrower on the terms and subject to the conditions set forth herein.

Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

Section 1.1                                   Defined Terms.  The following words and terms shall have the following meanings in this Agreement:

“ABR”:  for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (c) the Eurodollar Rate on such (or, if such day is not a Business Day, the immediately preceding Business Day) for a deposit in Dollars with a maturity of one month plus 1.0%.  If for any reason the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, the ABR shall be determined without regard to clause (b) of the first sentence of this definition until the circumstances giving rise to such inability no longer exist.  Any change in the ABR due to a change in the Prime Rate, the Federal Funds Effective Rate or such Eurodollar Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate, the Federal Funds Effective Rate or such Eurodollar Rate, respectively.

“ABR Loans”:  any Loan bearing interest at a rate determined by reference to the ABR.

“Additional Refinancing Lender”: as defined in Section 2.23(a).

“Administrative Agent”: as defined in the preamble hereto.

“Adjustment Date”:  as defined in the Applicable Margin.

“Affiliate”:  as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person.  For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether by exercising voting power, by contract or otherwise.

“Agents”:  the collective reference to the Administrative Agent and any other agent identified on the cover page of this Agreement.

“Agreement”:  this Credit Agreement, as amended, supplemented or otherwise modified from time to time.

“Anti-Corruption Laws”:  all laws, rules, and regulations of any jurisdiction applicable to any Group Members from time to time concerning or relating to bribery or corruption.

“Applicable Margin”:  (a)  for each Type of Loan other than Incremental Loans and with respect to the Commitment Fee Rate, the appropriate rate per annum set forth in the table below:

	Applicable Margin for:		Commitment Fee Rate (payable pursuant to
Total Leverage Ratio	ABR Loans	Eurodollar Loans	Section 2.11)
>2.50 to 1.00	1.50%	2.50%	0.40%
<2.50 to 1.00 and > 1.50 to 1.00	1.25%	2.25%	0.35%
<1.50 to 1.00	1.00%	2.00%	0.30%

The Applicable Margin on the Closing Date shall be 1.00% for ABR Loans and 2.00% for Eurodollar Loans.

(b)                                 for Incremental Loans, such per annum rates as shall be agreed to by the Borrower and the applicable Incremental Lenders as shown in the applicable Incremental Facility Agreement.

For the purposes of the foregoing, changes in the Applicable Margin after the Closing Date resulting from changes in the Total Leverage Ratio shall become effective on the date (the “Adjustment Date”) that is five Business Days after the date on which financial statements are delivered to the Lenders pursuant to Section 5.1(a) or (b), beginning with the first such financial statements delivered to the Lenders after the Closing Date, and shall remain in effect until the next change to be effected pursuant to this paragraph.  If any financial statements referred to above are not delivered within the time periods specified in Section 5.1(a) or (b), then, until the date that is five Business Days after the date on which such financial statements are delivered, the highest rate set forth in each column of the Applicable Margin grid above shall apply.  Each determination of the Total Leverage Ratio pursuant to the Applicable Margin grid above shall be made in a manner consistent with the determination thereof pursuant to Section 6.3.

“Application”:  an application, in such form as the Issuing Lender may specify from time to time, requesting the Issuing Lender to open a Letter of Credit.

“Arrangers”:  (i) J.P. Morgan Securities LLC, in its capacity as Lead Arranger and Lead Bookrunner under this Agreement and (ii) PNC Capital Markets LLC and US Bank, National Association, in their respective capacities as Joint Arrangers and Joint Bookrunners under this Agreement.

“Asset Sale”:  any Disposition of property or series of related Dispositions of property (excluding any such Disposition of property permitted by Section 6.6(a)- (j) and Section 6.6(l)-(m)) that yields gross proceeds to any Group Member in an aggregate amount among the Group Members in excess of $42,500,000 per fiscal year and in the aggregate on a cumulative basis since the Closing Date in excess of $150,000,000 (in each case, valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds).

“Assignee”:  as defined in Section 9.6(c).

“Assignment and Acceptance”:  an Assignment and Acceptance, substantially in the form of Exhibit A.

“Assignor”:  as defined in Section 9.6(c).

“Available Amount”:  the amount, not less than zero in the aggregate, determined on a cumulative basis equal to, on any date:

(a)                                 $25,000,000; plus

(b)                                 50% of the cumulative Consolidated Net Income of the Borrower and its Subsidiaries for all fiscal quarters of the Borrower from the first day of the fiscal quarter of the Borrower during which the Closing Date occurs to the end of the Borrower’s most recently ended fiscal quarter prior to such date; plus

(c)                                  the cumulative amount of Net Cash Proceeds from (i) the sale of Capital Stock (other than Disqualified Stock) of the Borrower after the Closing Date and on or prior to such date and (ii) the incurrence of Indebtedness by the Borrower or any Subsidiary after the Closing Date owed to a Person that is not a Loan Party or a

Subsidiary or an Affiliate of a Loan Party that is converted into Capital Stock (other than Disqualified Stock) of the Borrower after the Closing Date and on or prior to such date; minus

(d)                                 any amount of the Available Amount used to make Restricted Payments pursuant to Section 6.5(b) after the Closing Date and prior to such date; minus

(e)                                  pension contributions in excess of pension expense (as calculated in accordance with the consolidated statements of cash flows of the Borrower) for the period from the Closing Date to such date.

“Available Commitment”:  as to any Lender at any time, the excess, if any, of (a) such Lender’s Commitment then in effect over (b) such Lender’s Extensions of Credit then outstanding.

“Bankruptcy Event”:  with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Benefitted Lender”:  as defined in Section 9.7(a).

“Board”:  the Board of Governors of the Federal Reserve System of the United States, or any successor thereto.

“Borrower”: as defined in the preamble hereto.

“Borrower Notice”:  as defined in Section 5.9(c).

“Borrowing”:  a group of Loans of a single Type made by the Lenders on a single date and as to which a single Interest Period is in effect.

“Borrowing Date”:  any Business Day specified by the Borrower as the date on which the Borrower requests the relevant Lenders to make Loans hereunder.

“Business Day”:  each Monday, Tuesday, Wednesday, Thursday and Friday which is not a legal holiday for banks in the State of New York; provided, that with respect to notices and determinations in connection with, and payments of principal and interest on,

Eurodollar Loans, such day is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.

“Capital Stock”:  any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing, but excluding any debt securities convertible into any of the foregoing.

“Change of Control”:  (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), of shares representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of the Borrower or (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (i) nominated by the board of directors of the Borrower nor (ii) appointed with the approval of a majority of directors so nominated (either by a specific vote or by approval by the board of directors of the Borrower’s proxy statement in which such member was named as a nominee for election as a director).

“Class”: when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Incremental Revolving Loans, Incremental Term Loans, Refinancing Revolving Credit Loans or Extended Loans and, when used in reference to any commitment, refers to whether such commitment is a Commitment in respect of a Revolving Loan, Incremental Revolving Loan, Refinancing Revolving Credit Loan or Extended Loan.

“Closing Date”:  the date on which the conditions precedent set forth in Section 4.1 shall have been satisfied or waived by the Administrative Agent and each Lender.

“Code”:  the Internal Revenue Code of 1986, as amended from time to time.

“Collateral”:  all property of the Loan Parties, now owned or hereafter acquired, upon which a Lien in favor of the Administrative Agent is purported to be created by any Security Document, provided that the Collateral shall not include any Excluded Assets.

“Commitment”:  as to any Lender, its obligation to make Loans to the Borrower and purchase participations in L/C Obligations in an aggregate principal amount at any one time outstanding not to exceed the amount set forth under the heading “Commitment” opposite such Lender’s name on Schedule 1.1 to this Agreement, or New Lender Supplement pursuant to which such Lender becomes a party hereto, as applicable, as the same may be adjusted in accordance with this Agreement.  The aggregate Commitments of all Lenders shall be $500,000,000 on the Closing Date.

“Commitment Fee Rate”:  an amount determined from the table set forth in the definition of Applicable Margin.

“Commitment Percentage”:  as to any Lender at any time, the percentage which such Lender’s Commitment then constitutes of the aggregate Commitments (or, at any time after the Commitments have expired or terminated, the percentage which the aggregate principal amount of such Lender’s Extensions of Credit then outstanding constitutes of the aggregate principal amount of the Extensions of Credit of all Lenders then outstanding).

“Commitment Period”:  the period from and including the Closing Date to, but not including, the earliest of (a) the Maturity Date, (b) the date of termination of the aggregate Commitments pursuant to Section 2.4 and (c) the date of termination of commitments of each Lender to make Loans pursuant to Section 7.2.

“Commodity Exchange Act”:  the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Conduit Lender”:  any special purpose corporation organized and administered by any Lender for the purpose of making Loans hereunder otherwise required to be made by such Lender and designated by such Lender in a written instrument, subject to the consent of the Administrative Agent and the Borrower; provided, that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender, and provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to Section 2.15, 2.16, 2.17 or 9.5 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender or (b) be deemed to have any Commitment hereunder.

“Consolidated EBITDA”:  for any Test Period, Consolidated Net Income for such Test Period:

plus, without duplication and to the extent already deducted (and not added back) in determining Consolidated Net Income for such Test Period, the sum of (a) Consolidated Interest Expense, (b) provisions for federal, state, local and foreign taxes based on income or gains, (c) total depreciation expense, (d) total amortization expense, including, without limitation, amortization of intangibles and Indebtedness issuance costs, (e) earn-out payments pursuant to any acquisitions or investments, (f) any loss (or minus any gain) from early extinguishments of any hedge agreement and (g) all other non-cash charges, expenses and other items including, without limitation, restructuring costs, severance costs, facility closures, stock-based compensation expense, non-cash charges arising from impairments and write-offs of assets (including investments) and foreign currency translation losses pertaining to intercompany activity; provided that if any such non-cash charges are reflected in Consolidated EBITDA and represent an accrual of or reserve for potential cash expenditures in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA for the period in which such payment is made;

minus, without duplication and to the extent already included in determining Consolidated Net Income for such Test Period, non-cash gains increasing Consolidated Net Income for such Test Period, excluding any non-cash gains to the extent they represent the reversal of an accrual of or reserve for potential cash items that reduced Consolidated EBITDA in any prior period.

Notwithstanding the foregoing, there shall be excluded from the calculation of Consolidated EBITDA: (i) any extraordinary, unusual or non-recurring gains or losses; (ii) any cumulative effect of changes in accounting principles or policies and (iii) the Consolidated Net Income of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting; provided that Consolidated EBITDA shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) by such Person to the Borrower or a Subsidiary thereof.

For the purposes of calculating Consolidated EBITDA for any Test Period (i) if at any time during such Test Period, the Borrower or any Subsidiary shall have made any Material Disposition, the Consolidated EBITDA for such Test Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the property that is the subject of such Material Disposition (as defined below) for such Test Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Test Period and (ii) if during such Test Period the Borrower or any Subsidiary shall have made a Material Acquisition or Material Investment (each as defined below), Consolidated EBITDA for such Test Period shall be calculated after giving pro forma effect thereto in accordance with Article 11 of Regulation S-X of the Securities and Exchange Commission, other than with reference to those portions thereof relating to whether the transaction would be considered significant, as if such Material Acquisition or Material Investment occurred on the first day of such Test Period.  As used in this definition, “Material Acquisition” means any acquisition of property or series of related acquisitions of property that (a) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the voting equity securities of a Person and (b) involves the payment of consideration (including the assumption by the Borrower or its Subsidiaries of Indebtedness of the seller) by the Borrower and its Subsidiaries in excess of $50,000,000; “Material Investment” means any purchase of voting Capital Stock of a Person which involves the payment of consideration by the Borrower and its Subsidiaries (including contributions of assets) in excess of $50,000,000; and “Material Disposition” means any disposition of property or series of related dispositions of property that (a) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the voting equity securities of a Subsidiary of the Borrower and (b) yields gross proceeds (including the discharge by the purchaser of Indebtedness of the Borrower or its Subsidiaries) to the Borrower or any of its Subsidiaries in excess of $50,000,000.

“Consolidated Interest Coverage Ratio”:  for any Test Period, the ratio of (a) Consolidated EBITDA for such Test Period to (b) Consolidated Interest Expense for such Test Period.

“Consolidated Interest Expense”:  with respect to all outstanding Indebtedness of a Person and its Subsidiaries for any period, the amount by which (i) interest expense in respect of Indebtedness (less payments received, and plus payments made, pursuant to interest rate Swap Agreements) for such period, but excluding, to the extent included in interest expense, (v) fees and expenses associated with the consummation of the Loan Documents, (w) annual agency fees paid to the Administrative Agent, (x) costs associated with obtaining Swap Agreements, (y) fees and expenses associated with any prepayment, redemption, repurchase or other satisfaction or retirement of indebtedness (whether or not consummated and including premium and prepayment penalties), and (z) pay-in-kind interest expense, accretion of original issue discount or discounted liabilities or other non-cash interest expense (including as a result of the effects of purchase accounting, accrual of discounted liabilities and movement of mark to market valuation of obligations under Swap Agreements or other derivative instruments), exceeds (ii) interest income for such period, in each case as determined in accordance with GAAP, to the extent the same are paid or payable (or received or receivable) in cash with respect to such period.  Notwithstanding anything to the contrary contained herein, for the purposes of determining Consolidated Interest Expense for any period ending prior to the first anniversary of the Closing Date, Consolidated Interest Expense shall be an amount equal to actual Consolidated Interest Expense from the Closing Date through the date of determination multiplied by a fraction the numerator of which is 365 and the denominator of which is the number of days from the Closing Date through the date of determination.

“Consolidated Net Income”:  for any period, with respect to a Person and its Subsidiaries, the consolidated net income (or loss) of such Person and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

“Contractual Obligation”:  as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Co-Syndication Agents”: as defined in the preamble hereto.

“Credit Agreement Refinancing Indebtedness”: as defined in Section 2.23(a).

“Default”:  any of the events specified in Section 7.1, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

“Defaulting Lender”: any Lender, as reasonably determined by the Administrative Agent, that has (a) failed to fund its portion of any Borrowing, or any portion of its participation in any Letter of Credit, within three Business Days of the date on which it shall have been required to fund the same, unless the subject of a good faith dispute between the Borrower and such Lender, (b) notified the Borrower, the Administrative Agent, the Issuing Lender or any other Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under agreements in which it commits to extend credit generally, (c) failed, within three Business Days after written request by the Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans (unless the subject of a good faith dispute between the Borrower and such Lender) and participations in then outstanding Letters of Credit; provided that any such Lender shall cease to be a Defaulting Lender under this clause (c) upon receipt of such confirmation by the Administrative Agent, (d) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good faith dispute), or

(e) (i) been (or has a parent company that has been) adjudicated as, or determined by any Governmental Authority having regulatory authority over such Person or its assets to be, insolvent or (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian, appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment, unless in the case of any Lender referred to in this clause (e) the Borrower and the Administrative Agent and the Issuing Lender shall be satisfied that such Lender intends, and has all approvals required to enable it, to continue to perform its obligations as a Lender hereunder.  For the avoidance of doubt, a Lender shall not be deemed to be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in such Lender or its parent by a Governmental Authority.

“Disposition”:  with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof.  The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disqualified Stock”:  with respect to any Person, Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition, matures or is mandatorily redeemable (other than solely as a result of a change of control or asset sale) pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than solely as a result of a change of control or asset sale), in whole or in part, in each case prior to the date that is ninety-one (91) days after the Latest Maturity Date; provided that if such Capital Stock is issued to any plan for the benefit of employees of any Group Member or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by any Group Member in order to satisfy applicable statutory or regulatory obligations.

“Dollars” and “$”:  dollars in lawful currency of the United States.

“Domestic Subsidiary”:  any Wholly Owned Subsidiary that is organized under the Laws of the United States, any state thereof or the District of Columbia.

“Environmental Laws”:  any and all laws (including, without limitation, common law), rules, orders, regulations, statutes, ordinances, guidelines, codes, decrees, or other Requirement of Law of the United States or any other nation, or any state, local, municipal or other Governmental Authority, regulating, relating to or imposing liability or standards of conduct concerning protection of the environment, natural resources or of human health, or employee health and safety, as has been, is now, or may at any time hereafter be, in effect.

“Environmental Permits”:  any and all permits, licenses, approvals, registrations, notifications, exemptions and any other authorization required under any applicable Environmental Law.

“ERISA”:  the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate”:  any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event”:  (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the failure by any Plan to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; (g) the failure by the Borrower or any of its ERISA Affiliates to pay when due (after expiration of any applicable grace period) any installment payment with respect to Withdrawal Liability under Section 4201 of ERISA; or (h) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent within the meaning of Title IV of ERISA.

“Eurocurrency Reserve Requirements”:  for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

“Eurodollar Base Rate”:  with respect to any Eurodollar Loan for any Interest Period, the London interbank offered rate as administered by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for Dollars for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters Screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; in each case, the “Screen Rate”) at approximately 11:00 A.M., London time, two Business Days prior to the commencement of such Interest Period; provided that if the Screen Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement; provided, further, that if the Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) with respect to Dollars, then the Eurodollar Base Rate shall be the Interpolated Rate at such time.  “Interpolated Rate” means, at any time, the rate per annum determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the Screen Rate for the longest period (for which that Screen Rate is available in Dollars) that is shorter than the Impacted Interest Period and (b) the Screen Rate for the shortest period (for which that Screen Rate is available for Dollars) that exceeds the Impacted Interest Period, in each case, at such time; provided that if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Eurodollar Borrowing”:  a Borrowing comprised of Eurodollar Loans.

“Eurodollar Loan”:  any Loan bearing interest at a rate determined by reference to the Eurodollar Rate.

“Eurodollar Rate”:  with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

Eurodollar Base Rate
1.00 - Eurocurrency Reserve Requirements

“Event of Default”:  any of the Events of Default specified in Section 7.1 of this Agreement.

“Evidence of Flood Insurance”:  as defined in Section 5.9(c).

“Excluded Assets”: as defined in the Security Agreement.

“Excluded Swap Obligation”: with respect to any Loan Party, any Swap Obligation, if, and to the extent that, and only for so long as, all or a portion of the guarantee of any Loan Party of, or the grant by such Loan Party of a security interest to secure, as applicable, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder, at the time the guarantee of (or grant of such security interest by, as applicable) such Loan Party becomes or would become effective with respect to such Swap Obligation.  If a Swap Obligation arises under a master agreement governing more than one Swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such guarantee or security interest is or becomes illegal.

“Extended Commitment”:  as defined in Section 2.22(a).

“Extended Loan”:  as defined in Section 2.22(a).

“Extending Lender”:  as defined in Section 2.22(a).

“Extension”:  as defined in Section 2.22(a).

“Extension Amendment”:  as defined in Section 2.22(c).

“Extension Offer”:  as defined in Section 2.22(a).

“Extensions of Credit”:  as to any Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Loans held by such Lender then outstanding and (b) such Lender’s Commitment Percentage of the L/C Obligations then outstanding.

“Facility”:  each of the Revolving Credit Facility and any Incremental Facility.

“FATCA”: Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code and any law, regulation, rule, promulgation or official agreement implementing an official governmental agreement with respect to the foregoing.

“Federal Funds Effective Rate”:  for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day of such rates on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it; provided, that, if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Fee Payment Date”:  (a) the first Business Day following the last day of each March, June, September and December and (b) the Maturity Date.

“First Lien Intercreditor Agreement”:  an intercreditor agreement, substantially in the form of Exhibit H, among the Administrative Agent, the Borrower and the Senior Representatives for one or more classes of obligations to be secured pari passu relative to the Liens on the Collateral securing the Obligations, with such modifications thereto as the Administrative Agent and the Borrower shall reasonably agree.

“Flood Determination Form”:  as defined in Section 5.9(c).

“Flood Documents”:  as defined in Section 5.9(c).

“Flood Laws”:  the National Flood Insurance Reform Act of 1994 and related legislation (including the regulations of the Board).

“Foreign Benefit Arrangement”:  any employee benefit arrangement mandated by non-US law that is maintained or contributed to by the Borrower or any ERISA Affiliate or any other entity related to the Borrower on a controlled group basis.

“Foreign Plan”:  each employee benefit plan (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) that is not subject to US law and is maintained or contributed to by the Borrower or any ERISA Affiliate or any other entity related to the Borrower on a controlled group basis.

“Foreign Plan Event”:  with respect to any Foreign Benefit Arrangement or Foreign Plan, (a) the failure to make or, if applicable, accrue in accordance with normal accounting practices, any employer or employee contributions required by applicable law or by the terms of such Foreign Benefit Arrangement or Foreign Plan; (b) the failure to register or loss of good standing with applicable regulatory authorities of any such Foreign Benefit Arrangement or Foreign Plan required to be registered; or (c) the failure of any Foreign Benefit Arrangement or Foreign Plan to comply with any material provisions of applicable law and regulations or with the material terms of such Foreign Benefit Arrangement or Foreign Plan.

“Foreign Subsidiary”:  any Subsidiary of the Borrower which is not organized under the Laws of the United States, any state thereof or the District of Columbia.

“GAAP”:  generally accepted accounting principles in the United States as in effect from time to time and consistent with those used in the preparation of the most recent audited financial statements referred to in Section 5.1.  In the event that any “Accounting Change” (as defined below) shall occur and such change results in a material change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Borrower and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made.  Until such time as such an amendment shall have been executed and delivered by the Borrower, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred.  “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the Securities and Exchange Commission.

“Governmental Authority”:  any nation or government, any state or other political subdivision thereof and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Group Members”:  the collective reference to the Borrower and its Subsidiaries.

“Guarantee”:  a guarantee or similar contingent payment obligation, direct or indirect, in any manner, of all or any part of any Indebtedness; provided, that “Guarantee” shall not include (a) any endorsement of negotiable instruments for collection or deposit in the ordinary course of business or (b) any liability of the Borrower or its Subsidiaries as a general partner of a partnership (other than a Wholly Owned Subsidiary of the Borrower) in respect of the Indebtedness of such partnership.

“Guarantee Agreement”:  the Guarantee Agreement executed and delivered by each Guarantor, substantially in the form of Exhibit C.

“Guarantor”:  each Subsidiary Guarantor.

“Incremental Equivalent Debt”:  as defined in Section 2.21(c).

“Incremental Facilities”:  as defined in Section 2.21(a).

“Incremental Facility Agreement”: an agreement, in form and substance reasonably satisfactory to the Borrower and the Administrative Agent, giving effect to any Incremental Facility.

“Incremental Facility Closing Date”:  any Business Day designated as such in an Incremental Facility Agreement.

“Incremental Facility Commitment”:  as to any Lender, the obligation of such Lender, if any, to make Incremental Loans in an aggregate principal amount not to exceed the amount set forth in the applicable Incremental Facility Agreement or New Lender Supplement pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof.

“Incremental Facility Maturity Date”:  with respect to the Incremental Loans, the maturity date specified in the applicable Incremental Facility Agreement, which date shall be a date that is on or after the Maturity Date.

“Incremental Lender”:  as defined in Section 2.21(a).

“Incremental Loans”:  as defined in Section 2.21(a).

“Incremental Revolving Facility”:  as defined in Section 2.21(a).

“Incremental Revolving Loans”:  as defined in Section 2.21(a).

“Incremental Term Loan Facility”:  as defined in Section 2.21(a).

“Incremental Term Loans”:  as defined in Section 2.21(a).

“Indebtedness”: as to any Person at any date, without duplication, (a) all indebtedness for borrowed money, (b) all obligations for the deferred purchase price of property and services (but excluding any (i) current accounts payable incurred in the ordinary course of business, (ii) deferred compensation obligations incurred in the ordinary course of business and (iii) earn-out obligation until such earn-out obligation becomes a liability on the balance sheet of such Person in accordance with GAAP), (c) all obligations evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to acquired property, (e) all capital lease obligations, (f) the liquidation value of all mandatorily redeemable preferred stock, (g) all guarantee obligations of the foregoing and (h) all obligations of any kind referenced in (a) through (g) above secured by any lien on property owned by such Person or any of its Subsidiaries, whether or not such Person or any of its Subsidiaries has assumed or become liable for the payment of such obligation; provided, however, that “Indebtedness” does not include (x) letters of credit, except to the extent of unreimbursed amounts owing in respect of drawings thereunder, (y) net obligations under Swap Agreements or (z) any liability of such Person as a general partner of a partnership (other than a Wholly Owned Subsidiary of such Person) in respect of the Indebtedness of such partnership, except to the extent that such liability appears as indebtedness on the balance sheet of such Person; provided, further, that for purposes of this definition, no effect shall be given to changes to GAAP which become effective after the Closing Date and may have the effect of converting certain operating leases into capital leases.

“Indemnitee”: as defined in Section 9.5(a).

“Indemnified Liabilities”: as defined in Section 9.5(a).

“Intellectual Property”:  the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Interest Payment Date”:  (a) as to any ABR Loan, the first Business Day following the last day of each March, June, September and December to occur while such Loan is outstanding and on the date such Loan is paid in full, (b) as to any Eurodollar Loan, the last day of the Interest Period applicable thereto and (c) as to any Eurodollar Loan having an Interest Period longer than three months or 90 days, as the case may be, each day which is three months or 90 days, respectively, after the first day of the Interest Period applicable thereto; provided that, in addition to the foregoing, the date (including but not limited to the Maturity Date) upon which both the Commitments have been terminated and the Loans have been paid in full shall be deemed to be an “Interest Payment Date” with respect to any interest which is then accrued hereunder.

“Interest Period”:  (a)  with respect to any Eurodollar Loan:

(i)                                     initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and

(ii)           thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto.

provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

(A)                               if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of an Interest Period pertaining to a Eurodollar Loan, the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day; and

(B)                               any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.

“Investments”:  as defined in Section 6.7.

“IRS”:  the United States Internal Revenue Service.

“Issuing Lender”:  JP Morgan Chase Bank, N.A., and any other Lender selected by the Borrower and approved by the Administrative Agent (not to be unreasonably withheld, delayed or conditioned) that has agreed in its sole discretion to act as an “Issuing Lender” hereunder, or any of their respective affiliates, in each case in its capacity as issuer of any Letter of Credit.  Each reference herein to “the Issuing Lender” shall be deemed to be a reference to the relevant Issuing Lender.

“Knowledge of the Borrower” or “Borrower’s Knowledge”:  known by a Responsible Officer of the Borrower.

“Latest Maturity Date”:  at any date of determination, the latest maturity date applicable to any Loan or Commitment hereunder at such time, including the latest maturity date of any Incremental Term Loans or Incremental Revolving Loans.

“L/C Commitment”:  $50,000,000.

“L/C Credit Extension”:  with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.

“L/C Obligations”:  at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit that have not then been reimbursed pursuant to Section 2.3(e).The L/C Obligation of any Lender at any time shall be its Commitment Percentage of the aggregate L/C Obligations at such time.

“L/C Participants”:  the collective reference to all Lenders other than the Issuing Lender.

“L/C Sublimit”: (a) with respect to JP Morgan Chase Bank, N.A., in its capacity as an Issuing Lender, $50,000,000 and (b) with respect to any other Issuing Lender, an amount agreed to by such Issuing Lender and the Borrower.

“Lender Affiliate”:  (a) any affiliate of any Lender, (b) any Person that is administered or managed by any Lender and that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and (c) with respect to any Lender which is a fund that invests in commercial loans and similar extensions of credit, any other fund that invests in commercial loans and similar extensions of credit and is managed or advised by the same investment advisor as such Lender or by an affiliate of such Lender or investment advisor.

“Lender Parent”:  with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a Subsidiary.

“Lenders”:  each Person that has a Commitment or that holds Loans; provided, that unless the context otherwise requires, each reference herein to the Lenders shall be deemed to include any Conduit Lender.

“Letters of Credit”:  as defined in Section 2.3(a).

“Lien”:  any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Loan”:  an extension of credit by any Lender to the Borrower in the form of a Revolving Credit Loan, Incremental Revolving Loan, Incremental Term Loan, Refinancing Revolving Credit Loan or Extended Loan.

“Loan Documents”:  this Agreement, the Security Documents, the Notes and any amendment, waiver, supplement or other modification to any of the foregoing.  Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to this Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

“Loan Party”:  each Group Member that is a party to a Loan Document.

“Material”:  when used to describe an adverse effect or an event on the Borrower or its Subsidiaries, shall mean a condition, event or act which, with the giving of notice or lapse of time or both, will constitute a Default or an Event of Default.

“Material Adverse Effect”:  a material adverse effect on (a) the business, assets, operations or condition, financial or otherwise, of the Borrower and its Subsidiaries taken as a whole or (b) the validity or enforceability of this Agreement or any of the other Loan Documents or the material rights or remedies of the Administrative Agent and the Lenders hereunder or thereunder.

“Material Domestic Subsidiary”:  any Domestic Subsidiary of the Borrower (a) whose total assets at the last day of the most recent Test Period were equal to or greater than 3% of the Total Assets at such date or (b) whose gross revenues for such Test Period were equal to or greater than 3% of the consolidated gross revenues of the Borrower and its Subsidiaries for such period, in each case determined in accordance with GAAP; provided that “Material Domestic Subsidiary” shall also include any of the Borrower’s Subsidiaries selected by the Borrower that is required to ensure that all Material Domestic Subsidiaries have in the aggregate (i) total assets at the last day of the most recent Test Period that were equal to or greater than 90% of the Total Assets of the Borrower’s Domestic Subsidiaries at such date and (ii) gross revenues for such Test Period that were equal to or greater than 90% of the consolidated gross revenues of the Borrower’s Domestic Subsidiaries for such period, in each case determined in accordance with GAAP.  For purposes of determining the Material Domestic Subsidiaries as of the Closing Date, the Test Period shall be the four consecutive fiscal quarters ended December 28, 2014.  The Material Domestic Subsidiaries as of the Closing Date are listed on Schedule 1.1C.

“Material Real Property”:  any real property (other than real property with a fair market value of less than $7,500,000) owned in fee by the Borrower or a Guarantor, except for the real property set forth on Schedule 1.1D.

“Materials of Environmental Concern”:  any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, polychlorinated biphenyls, urea-formaldehyde insulation, asbestos, molds, pollutants, contaminants, radioactivity and any other substances or forces of any kind that are regulated pursuant to or could give rise to liability under any Environmental Law.

“Maturity Date”:  as applicable, the earlier of (i) (A) with respect to the Commitments of the Lenders on the Closing Date to make Revolving Loans, the fifth anniversary of the Closing Date, (B) with respect to any Class of Revolving Loans under an Extended Commitment, the termination date specified in the related Extension Amendment, (C) with respect to any Class of Refinancing Revolving Credit Loans, the termination date specified in the related Refinancing Amendment, (D) with respect to any Commitments to make Incremental Revolving Loans, the final maturity date applicable thereto as specified in the applicable loan documentation or (E) with respect to any Incremental Term Loans, the final maturity date applicable thereto as specified in the applicable loan documentation and (ii) the date that the Commitments have been terminated pursuant to Section 7.02.

“Minimum Extension Condition”:  as defined in Section 2.22(b).

“Mortgage”:  collectively, the deeds of trust, trust deeds and mortgages made by the Loan Parties in favor or for the benefit of the Administrative Agent on behalf of the Lenders in form and substance satisfactory to the Administrative Agent.

“Mortgage Policies”:  as defined in Section 5.9(b).

“Mortgaged Properties”:  each parcel of Material Real Property and improvements thereto with respect to which a Mortgage is granted pursuant to Section 5.8(d) or Section 5.9.

“Multiemployer Plan”:  a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds”:   with respect to any Asset Sale, any Recovery Event, any incurrence of Indebtedness or any issuance of Capital Stock, the proceeds thereof in the form of cash and cash equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) received by any Group Member, minus:

(a)           the sum of all fees and out-of-pocket expenses paid by any Group Member in connection with such event (including attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary fees);

(b)           with respect to any Asset Sale or Recovery Event only, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document), and other customary fees and expenses actually incurred in connection therewith;

(c)           with respect to any Asset Sale or Recovery Event only, Taxes paid and the Borrower’s reasonable estimate of income, franchise, sales, and other applicable Taxes required to be paid by the Borrower or any Guarantor as a result thereof in the taxable year that such Asset Sale or Recovery Event is consummated or otherwise (after taking into account any available Tax credits or deductions and any Tax sharing arrangements), including, where the proceeds are realized by a Subsidiary of the Borrower, any incremental foreign, state and/or local income Taxes imposed as a result of distributing the proceeds in question from any Subsidiary to the Borrower;

(d)           the pro rata portion of net cash proceeds thereof attributable to minority interests and not available for distribution to or for the account of any Group Member as a result thereof; and

(e)           with respect to any Asset Sale or Recovery Event only, any reserve for adjustment in respect of (i) the sale price of such assets established in accordance with

GAAP and (ii) any liabilities associated with such assets and retained by any Group Member, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations association with such transaction; provided that any reduction at any time in the amount of any such reserves (other than as a result of payments made in respect thereof) shall be deemed to constitute the receipt by the applicable Group Member at such time of Net Cash Proceeds in the amount of such reduction.

“New Lender”:  as defined in Section 2.21(b).

“New Lender Supplement”:  as defined in Section 2.21(b).

“NFIP”:  as defined in Section 5.9(c).

“Non-Excluded Taxes”: Any Taxes imposed on or with respect to any payment made by made by or on behalf of any Loan Party under any Loan Document, excluding (a) net income Taxes, franchise Taxes (imposed in lieu of net income Taxes), and branch profit Taxes imposed on the Administrative Agent or any Lender as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such Tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement), (b) any Taxes that are attributable to such Lender’s failure to comply with the requirements of Section 2.16(d), (c) United States withholding Taxes imposed on amounts payable to such Lender at the time the Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from such Loan Party with respect to such Non-Excluded Taxes pursuant to Section 2.16 and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Non-U.S. Lender”:  as defined in Section 2.16(d)(ii)(B).

“Notes”:  the collective reference to any promissory note evidencing Loans.

“Obligations”:  collectively, the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and creation of Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, of any Loan Party, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrower or any Guarantor, as applicable, to the Administrative Agent or to any Lender (or, in the case of Specified Swap Agreements and Specified Cash Management Agreements, any affiliate of any Lender), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of Credit, any Specified Swap Agreement, any Specified Cash Management Agreement or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by any Loan Party pursuant hereto) or otherwise; provided, however, that for purposes of determining the obligations of any Loan Party, the definition of “Obligations” shall not create any guarantee by any Loan Party of (or grant of security interest by any Loan Party to support, as applicable) any Excluded Swap Obligations of such Loan Party.

“Other Taxes”:  any and all present or future stamp or documentary Taxes or any other excise or property Taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document, including any interest, additions to tax or penalties applicable thereto.

“Outstanding Amount”:  with respect to (a) the Loans on any date, the principal amount thereof after giving effect to any Borrowings and prepayments or repayments of Loans (including any refinancing of outstanding unpaid drawings under Letters of Credit or L/C Credit Extensions as a Borrowing), as the case may be, occurring on such date; and (b) any L/C Obligations on any date, the amount thereof on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes thereto as of such date, including as a result of any reimbursements of outstanding unpaid drawings under Letters of Credit (including any refinancing of outstanding unpaid drawings under Letters of Credit or L/C Credit Extensions as a Borrowing) or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

“Parent”: as defined in the recitals.

“Participant”:  as defined in Section 9.6(b).

“Participant Register”: as defined in Section 9.6(b).

“Patriot Act”: as defined in Section 9.16.

“PBGC”: the Pension Benefit Guaranty Corporation established under Section 4002 of ERISA and any successor entity performing similar functions.

“Person”:  an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”:  any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pledged Equity”: as defined in the Security Agreement.

“Prime Rate”:  the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A.  as its prime rate in effect at its principal office in New

York City (the Prime Rate not being intended to be the lowest rate of interest charged by JPMorgan Chase Bank, N.A.  in connection with extensions of credit to debtors).

“Recovery Event”:  any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of any Group Member.

“Refinancing Amendment”:  an amendment to this Agreement in form and substance consistent with the terms hereof and otherwise reasonably satisfactory to the Administrative Agent and the Borrower executed by each of (a) the Borrower, (b) the Administrative Agent and (c) each Additional Refinancing Lender and Lender that agrees to provide any portion of the Credit Agreement Refinancing Indebtedness being incurred pursuant thereto, in accordance with Section 2.23.

“Refinancing Revolving Credit Commitments”:  each Class of revolving credit commitments hereunder that results from a Refinancing Amendment.

“Refinancing Revolving Credit Loans”:  the Revolving Loans made pursuant to the Refinancing Revolving Credit Commitments.

“Register”:  as defined in Section 9.6(d).

“Regulation U”:  Regulation U of the Board as in effect from time to time.

“Reimbursement Obligation”:  the obligation of the Borrower to reimburse the applicable Issuing Lender pursuant to Section 2.3(e) for the amounts drawn under Letters of Credit.

“Reinvestment Notice”: with respect to any Asset Sale or Recovery Event, a written notice executed by a Responsible Officer stating (i) that no Event of Default has occurred and is continuing and (ii) that the Borrower (directly or indirectly through a Subsidiary) intends and expects to use (or to commit to use) all or a specified portion of the Net Cash Proceeds of such Asset Sale or Recovery Event, as applicable, within 12 months (or committed within 12 months and reinvested within six months thereafter) of such Asset Sale or Recovery Event, as applicable, to reinvest in assets useful in its or any of its Subsidiaries’ business.

“Required Lenders”:  at any time, Lenders having more than 50% of the sum of the (a) Total Outstandings and (b) unused Commitments; provided that the unused Commitment of, and the portion of the Total Outstandings held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Requirement of Law”:  as to any Person, any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer”:  the chief executive officer, president or chief financial officer of the Borrower.

“Restricted Payments”: as defined in Section 6.5.

“Revolving Credit Facility”: the credit facility represented by the Revolving Credit Lenders’ Commitments and the Revolving Loans.

“Revolving Credit Lender”: at any time, a Lender that has a Commitment to make Revolving Loans or Incremental Revolving Loans or holds a Revolving Loan or an Incremental Revolving Loan at such time.

“Revolving Loans”: as defined in Section 2.1(a).

“Sanctions”:  economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member or Her Majesty’s Treasury of the United Kingdom.

“Sanctioned Country”:  at any time, a country, region or territory which is the subject or target of any Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctioned Person”:  at any time, (a) any Person  listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or by the United Nations Security Council, the European Union or any European Union member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Second Lien Intercreditor Agreement”:  an intercreditor agreement, substantially in the form of Exhibit I, among the Administrative Agent, the Borrower and one or more Senior Representatives for one or more classes of obligations to be secured by the Liens on the Collateral that rank junior to the Liens on the Collateral securing the Obligations, with such modifications thereto as the Administrative Agent and the Borrower shall reasonably agree.

“Secured Parties”:  as defined in the Security Agreement.

“Security Agreement”:  the Security Agreement to be executed and delivered by the Borrower and each Subsidiary Guarantor, substantially in the form of Exhibit G.

“Security Documents”:  the collective reference to the Guarantee Agreement, the Security Agreement, each of the Mortgages and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.

“Senior Representative”:  with respect to any series of  first priority Indebtedness or junior priority Indebtedness permitted under this Agreement, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or other agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

“Senior Secured Leverage Ratio”:  as of the time of determination, the ratio of (a) Indebtedness of the Borrower and its Subsidiaries on such date that is secured by a Lien on property of the Borrower and its Subsidiaries, minus Unrestricted Cash of the Borrower and its Subsidiaries, to the extent readily distributable to the Borrower, on such date to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters ended on such date.

“Solvent”:  with respect to any Person as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be not less than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature.  For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.  The amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Cash Management Agreement”:  any agreement providing for treasury, depositary, purchasing card or cash management services, including in connection with any automated clearing house transfers of funds or any similar transactions between the Borrower or any Subsidiary Guarantor and any Person that is a Lender or an affiliate thereof at the time such agreement is entered into.

“Specified Swap Agreement”:  any Swap Agreement in respect of interest rates entered into by the Borrower or any Subsidiary Guarantor and any Person that is a Lender or an affiliate thereof at the time such Swap Agreement is entered into.

“Spin-Off”:  as defined in the recitals.

“Subsidiary”:  any corporation, partnership, limited liability company or other entity the majority of the shares of stock or other ownership interests having ordinary voting power of which at any time outstanding is owned directly or indirectly by a Person or by one or more of its other subsidiaries or by a Person in conjunction with one or more of its other subsidiaries.

“Subsidiary Guarantor”:  each Material Domestic Subsidiary of the Borrower.

“Surety Indebtedness”:  as of any date of determination, indebtedness (contingent or otherwise) owing to sureties arising from surety bonds issued on behalf of any Loan Party as support for, among other things, their contracts with customers, whether such indebtedness is owing directly or indirectly by such Loan Party.

“Swap”:  any agreement, contract, or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swap Agreement”:  any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or any of its Subsidiaries shall be a “Swap Agreement”.

“Swap Obligation”: with respect to any Person, any obligation to pay or perform under any Swap.

“Taxes”: all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholdings), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Test Period”: a period of four consecutive fiscal quarters ended on the last day of the fourth such fiscal quarter.

“Total Assets”:  the total assets of the Borrower and its Subsidiaries on a consolidated basis, as shown on the most recent balance sheet of the Borrower.

“Total Leverage Ratio”: as of the time of determination, the ratio of (a) total Indebtedness of the Borrower and its Subsidiaries on such date, determined on a consolidated basis in accordance with GAAP, minus Unrestricted Cash of the Borrower and its Subsidiaries, to the extent readily distributable to the Borrower, on such date to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters ended on such date.

“Total Outstandings”:   the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Transferee”:  any Assignee or Participant.

“Type”:  as to any Loan, its nature as an ABR Loan or a Eurodollar Loan.

“United States”:  the United States of America.

“Unrestricted Cash”: unrestricted cash or cash equivalents in an amount not to exceed $50,000,000 in the aggregate.

“U.S. Person”: a “United States person” as defined in Section 7701(a)(30) of the code.

“U.S. Tax Compliance Certificate”: as defined Section 2.16(d)(ii)(B)(3).

“Wholly Owned Subsidiary”:  as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

“Withdrawal Liability”:  any liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are used in sections 4203 and 4205, respectively, of ERISA.

Section 1.2                                   Other Definitional Provisions.

(a)                                 Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b)                                 As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, accounting terms relating to the Borrower and its Subsidiaries not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, as in effect from time to time; provided that if the Borrower notifies the Administrative Agent (who shall then notify the Lenders) that the Borrower wishes to amend any provisions of Article VI (or the definitions applicable thereto) to eliminate the effect of any change in GAAP that occurs after the Closing Date on the operation of any such provisions (or if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend Article VI (or the definitions applicable thereto) for such purpose), then the Borrower’s compliance with such covenants shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenants are amended in a manner satisfactory to the Borrower and the Administrative Agent, the Borrower and the Administrative Agent agreeing to enter into good faith negotiations to amend any such provisions immediately upon receipt from any party entitled to send such notice.

(c)                                  The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified.  The term “including” is by way of example and not limitation.

(d)                                 The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

Section 1.3                                   Timing of Payment or Performance.  When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day and such extension of time shall be reflected in computing interest and fees, as the case may be.

ARTICLE II

Amount and Terms of the Facility

Section 2.1                                   Commitments.

(a)                                 Subject to the terms and conditions hereof, each Lender severally agrees to make revolving credit loans (“Revolving Loans”) to the Borrower from time to time during the Commitment Period in an aggregate principal amount at any one time outstanding which, when added to such Lender’s Commitment Percentage of the L/C Obligations then outstanding, does not exceed the amount of such Lender’s Commitment.  During the Commitment Period, the Borrower may use the Commitments by borrowing, prepaying the Revolving Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof.  Notwithstanding anything to the contrary contained in this Agreement, in no event (after giving effect to the use of proceeds of any Borrowing) shall (i) the amount of any Lender’s Commitment Percentage multiplied by the amount of a Borrowing of Revolving Loans exceed such Lender’s Available Commitment at the time of such Borrowing or (ii) the aggregate amount of Extensions of Credit of all Lenders at any one time outstanding exceed the aggregate Commitments then in effect of all Lenders.

(b)                                 The Revolving Loans may from time to time be (i) Eurodollar Loans, (ii) ABR Loans or (iii) a combination thereof, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.7; provided that no Revolving Loan shall be made as a Eurodollar Loan after the day that is one month prior to the Maturity Date.

Section 2.2                                   Procedure for Revolving Credit Borrowing.  The Borrower may borrow Revolving Loans under the Commitments on any Business Day during the Commitment Period; provided that the Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 12:00 P.M., New York City time, (a) three Business Days prior to the requested Borrowing Date, if all or any part of the requested Revolving Loans are to be Eurodollar Loans, or (b) on the requested Borrowing Date, otherwise), specifying (i) the amount to be borrowed, (ii) the requested Borrowing Date, (iii) whether the Borrowing is to be of Eurodollar Loans, ABR Loans or a combination thereof and (iv) if the Borrowing is to be entirely or partly of Eurodollar Loans, the respective amounts of each such Type of Revolving Loan and the respective lengths of the initial Interest Periods therefor.  Any Revolving Loans made on the Closing Date shall be ABR Loans.  Each Borrowing under the Commitments shall be in an amount equal to $1,000,000 or a multiple of $1,000,000 in excess thereof.  Upon receipt of any such notice from the Borrower, the Administrative Agent shall promptly notify each relevant Lender thereof.  Each relevant Lender will make the amount of its pro rata share of each Borrowing available to the Administrative Agent for the account of the Borrower at the office of the Administrative Agent specified in Section 9.2 prior to 2:00 P.M., New York City time, on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent.  Such Borrowing will then immediately be made available to the Borrower by the Administrative Agent crediting the account of the Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent.

Section 2.3                                   L/C Commitment.  (a)(i)  Subject to the terms and conditions hereof, the Issuing Lender, in reliance on the agreements of the L/C Participants set forth in Section 2.3(e), agrees to issue letters of credit (“Letters of Credit”) for the account of the Borrower on any Business Day during the Commitment Period in such form as may be approved from time to time by the Issuing Lender; provided that the Issuing Lender shall have no obligation to issue any Letter of Credit to the extent that, after giving effect to such issuance, (1) the L/C Obligations would exceed the L/C Commitment, (2) the Issuing Lender’s L/C Obligations then outstanding would exceed the L/C Sublimit of such Issuing Lender or (3) the aggregate amount of the Available Commitments would be less than zero; provided, further, that on the date of the Spin-Off, the Borrower shall have assumed from Parent the Letters of Credit listed on Schedule 2.3 hereto and each such Letter of Credit shall be considered a Letter of Credit issued pursuant to the terms of this Agreement.  Each Letter of Credit shall (1) be denominated in Dollars and (2) expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the date that is five Business Days prior to the Maturity Date, provided that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above).  Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to mean the maximum face amount of such Letter of Credit after giving effect to all increases thereof contemplated by such Letter of Credit or the Application therefor, whether or not such maximum face amount is in effect at such time.

(ii) The Issuing Lender shall not at any time be obligated to issue any Letter of Credit to the extent (a) that such issuance would conflict with, or cause the Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law, (b) any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Lender shall prohibit, or request that the Issuing Lender refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Lender with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Lender is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Issuing Lender any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Issuing Lender in good faith deems material to it or (c) the issuance of such Letter of Credit would violate one or more policies of the Issuing Lender applicable to letters of credit generally.

(b)                                 Procedure for Issuance of Letters of Credit.  The Borrower may from time to time request that the Issuing Lender issue a Letter of Credit by delivering to the Issuing Lender at its address for notices specified herein or otherwise on file with the Administrative Agent (with a copy to the Administrative Agent) an Application therefor, completed to the satisfaction of the Issuing Lender, and such other certificates, documents and other papers and information as the Issuing Lender may reasonably request.  Unless the Issuing Lender has received written notice from any Lender or the Administrative Agent at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit that the conditions precedent set forth in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, the Issuing Lender shall, on the requested date, issue a Letter of Credit or enter into the applicable amendment, as the case may be, in accordance with its customary procedures (but in no event shall the Issuing Lender be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto).  The Issuing Lender shall furnish a copy of such Letter of Credit to the Borrower promptly following the issuance thereof.  The Issuing Lender shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the Lenders, notice of the issuance of each Letter of Credit (including the amount thereof).  A Letter of Credit shall be issued only to the extent (and upon issuance of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the L/C Obligations shall not exceed the L/C Commitment and (ii) the aggregate amount of the Extensions of Credit shall not exceed the aggregate Commitments.  Such Issuing Lender shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the Lenders, notice of the issuance of each Letter of Credit (including the amount thereof).

(c)                                  Fees and Other Charges.  The Borrower will pay a fee on all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans under the Revolving Credit Facility, shared ratably among the Lenders and payable quarterly in arrears on each Fee Payment Date after the issuance date.  In addition to the foregoing fee, the Borrower shall pay or reimburse the Issuing Lender for such normal and customary costs and expenses as are incurred or charged by the Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit.

(d)                                 L/C Participations.  (i)  The Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Lender to issue Letters of Credit, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, on the terms and conditions set forth below, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Commitment Percentage in the Issuing Lender’s obligations and rights under and in respect of each Letter of Credit and the amount of each draft paid by the Issuing Lender thereunder.  Each L/C Participant agrees with the Issuing Lender that, if a draft is paid under any Letter of Credit for which the Issuing Lender is not reimbursed in full by the Borrower in accordance with the terms of this Agreement, such L/C Participant shall pay to the Issuing Lender upon demand an amount equal to such L/C Participant’s Commitment Percentage of the amount of such draft, or any part thereof, that is not so reimbursed.  Each L/C Participant’s obligation to pay such amount shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such L/C Participant may have against the Issuing Lender, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Article IV, (iii) any adverse change in the condition (financial or otherwise) of the Borrower, (iv) any breach of this Agreement by the Borrower, any other Loan Party or any other L/C Participant or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(ii)                                  If any amount required to be paid by any L/C Participant to the Issuing Lender pursuant to Section 2.3(d)(i) in respect of any unreimbursed portion of any payment made by the Issuing Lender under any Letter of Credit is paid to the Issuing Lender within three Business Days after the date such payment is due, such L/C Participant shall pay to the Issuing Lender on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to the Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360.  If any such amount required to be paid by any L/C Participant pursuant to Section 2.3(d)(i) is not made available to the Issuing Lender by such L/C Participant within three Business Days after the date such payment is due, the Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to ABR Loans under the Revolving Credit Facility.  A certificate of the Issuing Lender submitted to any L/C Participant with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error.

(iii)                               Whenever, at any time after the Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with Section 2.3(d)(i), the Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of collateral applied thereto by the Issuing Lender), or any payment of interest on account thereof, the Issuing Lender will distribute to such L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment received by the Issuing Lender shall be required to be returned by the Issuing Lender, such L/C Participant shall return to the Issuing Lender the portion thereof previously distributed by the Issuing Lender to it.

(e)                                  Reimbursement Obligation of the Borrower.  If any draft is paid under any Letter of Credit, the Borrower shall reimburse the Issuing Lender for the amount of (a) the draft so paid and (b) any taxes, fees, charges or other costs or expenses incurred by the Issuing Lender in connection with such payment, not later than 12:00 Noon, New York City time, on (i) the Business Day that the Borrower receives notice of such draft, if such notice is received on such day prior to 11:00 A.M., New York City time, or (ii) if clause (i) above does not apply, the Business Day immediately following the day that the Borrower receives such notice.  Each such payment shall be made to the Issuing Lender at its address for notices referred to herein in Dollars and in immediately available funds.  Interest shall be payable on any such amounts from the date on which the relevant draft is paid until payment in full at the rate set forth in (x) until the Business Day next succeeding the date of the relevant notice, Section 2.10(a) and (y) thereafter, Section 2.10(d).

(f)                                   Obligations Absolute.  The Borrower’s obligations under this Section 2.3 shall be absolute, unconditional and irrevocable under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Borrower may have or have had against the Issuing Lender, any beneficiary of a Letter of Credit or any other Person.  The Borrower also agrees with the Issuing Lender that the Issuing Lender shall not be responsible for, and the Borrower’s Reimbursement Obligations under Section 2.3(e) shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee, payment by the Issuing Lender under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s Obligations hereunder.  The Issuing Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Issuing Lender.  The Borrower agrees that any action lawfully taken or omitted by the Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct, shall be binding on the Borrower and shall not result in any liability of the Issuing Lender to the Borrower.

(g)                                  Letter of Credit Payments.  If any draft shall be presented for payment under any Letter of Credit, the Issuing Lender shall promptly notify the Borrower and the Administrative Agent of the date and amount thereof.  The responsibility of the Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining, using reasonable care, that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.

(h)                                 Payments.  Any payments and reimbursements due to the Issuing Lender hereunder shall be remitted to the Administrative Agent which shall, in turn, remit such funds to the Issuing Lender.

(i)                                     Applications.  To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 2.3, the provisions of this Section 2.3 shall apply.

Section 2.4                                   Termination or Reduction of Commitments.  The Borrower shall have the right, upon not less than two Business Days’ notice to the Administrative Agent, to terminate the Commitments when no Loans or Letters of Credit are then outstanding or, from time to time, to reduce the unutilized portion of the Commitments.  Any such reduction pursuant to this Section 2.4 shall be in an amount equal to $10,000,000 or a multiple of $1,000,000 in excess thereof and shall reduce permanently the Commitments then in effect, and the fees payable pursuant to Section 2.11 shall then reflect the reduced Commitments.

Section 2.5                                   Optional Prepayments.  The Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Administrative Agent at least three Business Days prior thereto in the case of Eurodollar Loans and at least one Business Day prior thereto in the case of ABR Loans, which notice shall specify the date and amount of prepayment and whether the prepayment is of Eurodollar Loans or ABR Loans; provided, that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.17.  Any such notice may state that such notice is conditioned upon the occurrence or non-occurrence of any event specified therein (including the effectiveness of other credit facilities), in which case such notice may be revoked by the Borrower (by written notice to the Administrative Agent on or prior to the specified prepayment date) if such condition is not satisfied.  Upon receipt of any such notice the Administrative Agent shall promptly notify each Lender thereof.  If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest and fees to such date on the amount prepaid.  Partial prepayments shall be in an aggregate principal amount of $10,000,000 or a multiple of $1,000,000 in excess thereof.

Section 2.6                                   Mandatory Prepayments and Mandatory Commitment Reductions.

(a)                                 If on any date any Group Member shall receive Net Cash Proceeds from any Asset Sale or Recovery Event (excluding any Recovery Event for which the Group Members in the aggregate have received $15,000,000 or less per fiscal year and $50,000,000 in the aggregate on a cumulative basis) then, within five Business Days after receipt of such Net Cash Proceeds, 100% of such Net Cash Proceeds shall be applied toward the prepayment of the Loans as set forth in Section 2.6(c) and Commitments in an amount equal to such Net Cash Proceeds (whether or not there are any outstanding Loans) shall automatically terminate on the date of such prepayment; provided that no such prepayment shall be required on such date if, on or prior to such date, the Borrower shall have delivered a Reinvestment Notice to the Administrative Agent in respect of such Net Cash Proceeds in accordance with Section 2.6(b); provided further that the Borrower may use a portion of such Net Cash Proceeds to prepay or repurchase any other Indebtedness that is secured by the Collateral on a pari passu basis with the Loans to the extent such other Indebtedness and the Liens securing the same are permitted hereunder and the documentation governing such other Indebtedness requires such a prepayment or repurchase thereof with such Net Cash Proceeds, in each case in an amount not to exceed the product of (x) the amount of such Net Cash Proceeds and (y) a fraction, the numerator of which is the outstanding principal amount of such other Indebtedness and the denominator of which is the aggregate outstanding principal amount of Loans and such other Indebtedness.

(b)                                 With respect to any Net Cash Proceeds received by any Group Member with respect to any Asset Sale or Recovery Event (other than any Recovery Event excluded from the application of Section 2.6(a)), at the option of the Borrower, (i) the Borrower (directly or indirectly through a Subsidiary) may reinvest or cause to be reinvested all or any portion of such Net Cash Proceeds in assets useful in its or any of its Subsidiaries’ business within (x) 12 months following receipt of such Net Cash Proceeds or (y) if the Borrower or any Subsidiary enters into a binding commitment to reinvest such Net Cash Proceeds within 12 months following receipt thereof, within 180 days of the date of such binding commitment (provided that this clause (y) shall not operate to reduce the timeframe for reinvestment from a minimum of 12 months) and (ii) if any Net Cash Proceeds are not so reinvested within such reinvestment period or are no longer intended to be or cannot be so reinvested at any time after delivery of a Reinvestment Notice, an amount equal to any such Net Cash Proceeds shall be promptly applied toward the prepayment of the Loans as set forth in Section 2.6(c) and Commitments in an amount equal to such Net Cash Proceeds (whether or not there are any outstanding Loans) shall automatically terminate on the date of such prepayment.

(c)                                  Amounts to be applied in connection with prepayments made pursuant to Section 2.6 shall be applied to the prepayment of the Loans in accordance with Section 2.14(b).  The application of any prepayment pursuant to this Section 2.6 shall be made, first, to ABR Loans and, second, to Eurodollar Loans.  Each prepayment of the Loans under this Section 2.6 shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid.

(d)                                 No prepayment fee, premium or penalty shall be payable in respect of any mandatory prepayments made pursuant to this Section 2.6; provided, that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.17.

(e)                                  If, at any time, the aggregate outstanding Extensions of Credit exceed the Commitments, then the Borrower shall prepay Loans (or, to the extent after giving effect to any such prepayment, any such excess remains, cash collateralize Letters of Credit in a manner consistent with the requirements in Section 7.2), to eliminate such excess.

Section 2.7                                   Conversion and Continuation Options.  (a) The Borrower may elect from time to time to convert Eurodollar Loans to ABR Loans by giving the Administrative Agent at least one Business Day’s prior irrevocable notice of such election; provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto.  The Borrower may elect from time to time to convert ABR Loans to Eurodollar Loans by giving the Administrative Agent at least three Business Days’ prior irrevocable notice of such election.  Any such notice of conversion to Eurodollar Loans shall specify the length of the initial Interest Period or Interest Periods therefor.  Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.  All or any part of outstanding Eurodollar Loans and ABR Loans may be converted as provided herein; provided that (i) no Loan may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing and (ii) no Loan may be converted into a Eurodollar Loan after the date that is one month prior to the Maturity Date.

(b)                                 Any Eurodollar Loans may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans; provided that no Eurodollar Loan may be continued as such (i) when any Event of Default has occurred and is continuing or (ii) after the date that is one month prior to the Maturity Date; and provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Eurodollar Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period.

Section 2.8                                   Minimum Amounts of Eurodollar Borrowings.  All borrowings, conversions and continuations of Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of the Loans comprising each Eurodollar Borrowing shall be equal to $1,000,000 or a multiple of $1,000,000 in excess thereof and so that there shall not be more than 10 Eurodollar Borrowings outstanding at any one time.

Section 2.9                                   Repayment of Loans; Evidence of Debt.  (a)  The Borrower hereby unconditionally promises to pay (i) to each Lender on the Maturity Date (or such earlier date as the Loans become due and payable pursuant to Article VII or Section 2.6, the unpaid principal amount of each Loan made by such Lender and (ii) to each Incremental Lender on the applicable Incremental Facility Maturity Date (or such earlier date as the Incremental Loans become due and payable pursuant to Article VII or Section 2.6, as may be amended with respect to any Incremental Term Facility), the unpaid principal amount of each Incremental Loan made by such Incremental Lender.  The Borrower hereby further agrees to pay interest in immediately available funds at the office of the Administrative Agent on the unpaid principal amount of the Loans from time to time from the Closing Date until payment in full thereof at the rates per annum, and on the dates, set forth in Section 2.10.

(b)                                 Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to the appropriate lending office of such Lender resulting from each Loan made by such lending office of such Lender from time to time, including the amounts of principal and interest payable and paid to such lending office of such Lender from time to time under this Agreement.

(c)                                  The Administrative Agent shall maintain the Register pursuant to Section 9.6(d), and a subaccount for each Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount of each Loan made hereunder, the Type of each Loan made and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(d)                                 The entries made in the Register and accounts maintained pursuant to paragraphs (b) and (c) of this Section 2.9 shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such account, such Register or such subaccount, as applicable, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.

Section 2.10                            Interest Rates and Payment Dates.  (a)  Each ABR Loan shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.

(b)                                 The Loans comprising each Eurodollar Borrowing shall bear interest at a rate per annum equal to the Eurodollar Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.

(c)                                  Interest shall be payable in arrears on each Interest Payment Date; provided that interest accruing pursuant to paragraph (d) of this Section 2.10 shall be payable from time to time on demand.

(d)                                 (i) If all or a portion of the principal amount of any Loan or Reimbursement Obligation shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to (x) in the case of the Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section 2.10 plus 2% or (y) in the case of Reimbursement Obligations, the rate, applicable to ABR Loans plus 2% and (ii) to the extent permitted under applicable law, if all or a portion of any interest payable on any Loan or Reimbursement Obligation or any fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to ABR Loans plus 2%, in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (as well after as before judgment).

Section 2.11                            Fees.  The Borrower agrees to pay to the Administrative Agent, for the account of the Lenders all fees required to be paid as have been agreed by the Borrower and the Administrative Agent prior to the Closing Date and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel) at least two Business Days prior to the Closing Date.  On the first Business Day following the last day of each March, June, September and December and on the Maturity Date (or, if earlier, on the date upon which the Commitments are terminated and the Loans are paid in full), the Borrower shall pay to the Administrative Agent, for the ratable account of the Lenders, a commitment fee for the period from and including the Closing Date to the last day of the Commitment Period, computed at the Commitment Fee Rate on the average daily amount of the aggregate undrawn Commitments of such Lenders during the period for which payment is made, payable on the first Business Day following the last day of each fiscal quarter of the Borrower and on the Maturity Date (or, if earlier, on the date upon which both the Commitments are terminated and the Loans are paid in full), commencing on the first such date to occur after the Closing Date.

Section 2.12                            Computation of Interest and Fees.  (a)  Interest payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to ABR Loans the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed.  Fees payable pursuant hereto shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed.  The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of a Eurodollar Rate.  Any change in the interest rate on a Loan resulting from a change in the ABR or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective.  The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of the effective date and the amount of each such change in interest rate.

(b)                                 Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error.  The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.12(a).

Section 2.13                            Inability to Determine Interest Rate.  If prior to the first day of any Interest Period the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the relevant Lenders as soon as practicable thereafter.  If such notice is given (x) any Eurodollar Loans requested to be made on the first day of such Interest Period shall be made as ABR Loans, (y) any Loans that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as ABR Loans and (z) any outstanding Eurodollar Loans shall be converted, on the last day of the then-current Interest Period, to ABR Loans.  Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans shall be made or continued as such, nor shall the Borrower have the right to convert Loans to Eurodollar Loans.

Section 2.14                            Pro Rata Treatment and Payments.  (a)  Each borrowing of Loans by the Borrower from the Lenders hereunder, each payment by the Borrower on account of any fee hereunder and, subject to the last sentence of Section 2.4, any reduction of the Commitments of the Lenders shall be made pro rata according to the Commitment Percentage of the relevant Lenders.  Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Loans shall be made pro rata according to the respective outstanding principal amounts of the Loans then held by the Lenders.

(b)                                 All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without set-off or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the relevant Lenders, at the Administrative Agent’s office specified in Section 9.2, in Dollars and in immediately available funds.  Notwithstanding the foregoing, the failure by the Borrower to make a payment (or prepayment) prior to 12:00 Noon on the due date thereof shall not constitute a Default or Event of Default if such payment is made on such due date; provided, however, that any payment (or prepayment) made after such time on such due date shall be deemed made on the next Business Day for the purposes of interest and reimbursement calculations.  The Administrative Agent shall distribute such payments to the relevant Lenders promptly upon receipt in like funds as received.  If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day.  If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.  In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(c)                                  Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the daily average Federal Funds Effective Rate for the period until such Lender makes such amount immediately available to the Administrative Agent.  A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error.  If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days of such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans, on demand, from the Borrower.  Nothing herein shall be deemed to limit the rights of the Borrower against any Lender who fails to make its share of such borrowing available.

(d)                                 Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment being made hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount.  If such payment is not made to the Administrative Agent by the Borrower within three Business Days of such required date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate.  Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.

Section 2.15                            Requirements of Law.  (a)  If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i)                                     shall subject any Lender or the Issuing Lender to any Tax of any kind whatsoever on its Loans, letters of credit, Commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, or change the basis of taxation of payments to such Lender or Issuing Lender in respect thereof (except for Non-Excluded Taxes covered by Section 2.16 and changes in the rate of Tax on the overall net income of such Lender or Issuing Lender);

(ii)                                  shall impose, modify or hold applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate hereunder; or

(iii)                               shall impose on such Lender any other condition affecting Eurodollar Loans;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount that such Lender deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans or issuing or participating in Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable.  If any Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.  The Borrower shall not be liable in respect of any such increased costs to, or reduced amount of any sum received or receivable by, any Lender pursuant to this Section 2.15(a) with respect to any interest, fees or other amounts accrued by such Lender more than 15 days prior to the date notice thereof is given to the Borrower pursuant to this Section 2.15(a).

(b)                                 If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital or liquidity requirements or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital or liquidity requirements (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital or liquidity requirements) by an amount deemed by such Lender to be material, then from time to time, within 15 days after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction; provided that the Borrower shall not be required to compensate a Lender pursuant to this paragraph for any amounts incurred more than 30 days prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; and provided further that, if the circumstances giving rise to such claim have a retroactive effect, then such 30-day period shall be extended to include the period of such retroactive effect.

(c)                                  Notwithstanding anything herein to the contrary, (i) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or by United States or foreign regulatory authorities, in each case pursuant to Basel III, and (ii) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof, shall in each case be deemed to be a change in law, regardless of the date enacted, adopted, issued or implemented, but only to the extent such rules, regulations, or published interpretations or directives are applied to the Borrower and its Subsidiaries by the Administrative Agent or any Lender in substantially the same manner as applied to other similarly situated borrowers under comparable syndicated credit facilities.

(d)                                 A certificate, setting forth a reasonably detailed explanation as to the reason for any additional amounts payable pursuant to this Section 2.15, submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error.  The obligations of the Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

Section 2.16                            Taxes.  (a)  All payments made by or on behalf of any Loan Party under this Agreement or any other Loan Document shall be made free and clear of, and without deduction or withholding for or on account of, any Taxes, except as required by applicable law.  If any applicable law (as determined in the good faith discretion of the applicable withholding agent) requires the deduction or withholding of any Tax from any amounts payable to the Administrative Agent, the Issuing Lender or any Lender, (i) such amounts shall be paid to the relevant Governmental Authority in accordance with applicable law and (ii) if such Tax is a Non-Excluded Tax or Other Tax, the amounts so payable by the applicable Loan Party to the Administrative Agent, the Issuing Lender or such Lender shall be increased to the extent necessary to yield to the Administrative Agent, the Issuing Lender or such Lender (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement as if such withholding or deduction had not been made.

(b)                                 In addition, the Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or if paid by the Administrative Agent, at the option of the Administrative Agent, timely reimburse it, Other Taxes.

(c)                                  Whenever any Taxes are payable by any Loan Party to a Governmental Authority pursuant to this Section 2.16, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for its own account or for the account of the relevant Lender, as the case may be, a certified copy of an original official receipt received by such Loan Party showing payment thereof or such evidence reasonable satisfactory to the Administrative Agent.

(d)                                 (i)  Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.16(d)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)                                  Without limiting the generality of the foregoing,

(A)                               any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)                               any Lender that is not a U.S. Person (a “Non-U.S. Lender”) shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)                                 in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)                                 executed originals of IRS Form W-8ECI;

(3)                                 in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit D-1 to the effect that such Non-U.S. Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or W-8BEN-E; or

(4)                                 to the extent a Non-U.S. Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-2 or Exhibit D-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Non-U.S. Lender is a partnership and one or more direct or indirect partners of such Non-U.S.

Lender are claiming the portfolio interest exemption, such Non-U.S. Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-4 on behalf of each such direct and indirect partner;

(C)                               any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower and the Administrative Agent to determine the withholding or deduction required to be made; and

(D)                               If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.  If a Non-U.S. Lender fails to provide the Borrower or the Administrative Agent a timely and complete IRS Form W-8BEN-E or the Lender fails to comply with applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Non-U.S. Lender recognizes that any payments to it may be subject to 30% U.S. withholding tax under FATCA.

(e)                                  Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.  Each Non-U.S. Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose).  Notwithstanding any other provision of this paragraph, a Non-U.S. Lender shall not be required to deliver any form pursuant to this paragraph that such Non-U.S. Lender is not legally able to deliver.

(f)                                   The Loan Parties shall jointly and severally indemnify the Administrative Agent, the Issuing Lender and any other Lender, within 10 days after demand therefor, for the full amount of any Non-Excluded Taxes or Other Taxes (including Non-Excluded Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Administrative Agent, Issuing Lender or other Lender, or required to be withheld or deducted from a payment to such Administrative Agent, Issuing Lender or other Lender and any reasonable expenses arising therefrom or with respect thereto, whether or not such Non-Excluded Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(g)                                  Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Taxes and without limiting the obligation of the Loan Parties to do so) and (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.6(b) relating to the maintenance of a Participant Register, in either case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (g).

(h)                                 If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.16 (including by the payment of additional amounts pursuant to this Section 2.16), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i)                                     The agreements in this Section 2.16 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(j)                                    For purposes of this Section 2.16, the term “applicable law” includes FATCA.

Section 2.17                            Indemnity.  The Borrower agrees to indemnify each Lender and to hold each Lender harmless from any loss or expense that such Lender sustains or incurs as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment of or conversion from Eurodollar Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto.  Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market.  A certificate as to any amounts payable pursuant to this Section submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error.  This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

Section 2.18                            Change of Lending Office.  Each Lender and each Issuing Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.15 or 2.16(a) with respect to such Lender or Issuing Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans or Letters of Credit affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of the Borrower or the rights of any Lender or Issuing Lender pursuant to Section 2.15 or 2.16(a).

Section 2.19                            Replacement of Lenders.  (a)  The Borrower shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 2.15 or 2.16(a), (b) defaults in its obligation to make Loans hereunder or (c) is a “Non-Consenting Lender” (as defined below in this Section 2.19), provided that all such replaced Lenders are replaced with a replacement financial institution and/or one or more increased Commitments from one or more other Lenders; provided further that (i) such replacement does not conflict with any Requirement of Law, (ii) prior to any such replacement, such Lender shall have taken no action under Section 2.18 so as to eliminate the continued need for payment of amounts owing pursuant to Section 2.15 or 2.16(a), (iii) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (iv) the Borrower shall be liable to such replaced Lender under Section 2.17 if any Eurodollar Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (v) the replacement financial institution, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent, (vi) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 9.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein), (vii) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 2.15 or 2.16(a), as the case may be, (viii) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender, and (ix) the replacement financial institution shall consent, at the time of such assignment, to each matter in respect of which such Non-Consenting Lenders refused to consent.

(b)                                 In the event that (i) the Borrower or the Administrative Agent has requested the Lenders to consent to a departure or waiver of any provisions of the Loan Documents or to agree to any amendment thereto, (ii) the consent, waiver or amendment in question requires the agreement of all Lenders or all affected Lenders in accordance with the terms of Section 9.1 and (iii) the Required Lenders have agreed to such consent, waiver or amendment, then any Lender who does not agree to such consent, waiver or amendment shall be deemed a “Non-Consenting Lender.”

Section 2.20                            Defaulting Lenders.  Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)                                 fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.11;

(b)                                 the Commitment and Extensions of Credit of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.1); provided, that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of all Lenders or each Lender affected thereby;

(c)                                  if any L/C Obligations exists at the time such Lender becomes a Defaulting Lender then:

(i)                                     all or any part of the L/C Obligation of such Defaulting Lender shall be reallocated (effective on the day such Lender becomes a Defaulting Lender) among the non-Defaulting Lenders in accordance with their respective Commitment Percentages but only to the extent the sum of all non-Defaulting Lenders’ Extensions of

Credit plus such Defaulting Lender’s L/C Obligation does not exceed the total of all non-Defaulting Lenders’ Commitments;

(ii)                                  if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one Business Day following notice by the Administrative Agent cash collateralize for the benefit of the Issuing Lender only the Borrower’s obligations corresponding to such Defaulting Lender’s L/C Obligation (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 7.2 for so long as such L/C Obligation is outstanding;

(iii)                               if the Borrower cash collateralizes any portion of such Defaulting Lender’s L/C Obligation pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.3(c) with respect to such Defaulting Lender’s L/C Obligation during the period such Defaulting Lender’s L/C Obligation is cash collateralized;

(iv)                              if the L/C Obligation of any non-Defaulting Lender is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.3(c) and Section 2.11 shall be adjusted in accordance with such non-Defaulting Lender’s Commitment Percentage; and

(v)                                 if all or any portion of such Defaulting Lender’s L/C Obligation is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Lender or any other Lender hereunder, all fees payable under Section 2.3(c) with respect to such Defaulting Lender’s L/C Obligation shall be payable to the Issuing Lender until and to the extent that such L/C Obligation is reallocated and/or cash collateralized; and

(d)                                 so long as such Lender is a Defaulting Lender, the Issuing Lender shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding L/C Obligation will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.20(c), and participating interests in any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.20(c)(i) (and such Defaulting Lender shall not participate therein).

If (i) a Bankruptcy Event with respect to a Lender Parent of any Lender shall occur following the date hereof and for so long as such event shall continue or (ii) the Issuing Lender has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Issuing Lender shall not be required to issue, amend or increase any Letter of Credit, unless the Issuing Lender shall have entered into arrangements with the Borrower or such Lender, satisfactory to the Issuing Lender, to defease any risk to it in respect of such Lender hereunder.

In the event that the Administrative Agent, the Borrower and the Issuing Lender each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the L/C Obligation of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Commitment Percentage.

Section 2.21                            Incremental Loans.

(a)                                 The Borrower (upon receipt of requisite authorization from its board of directors) and any one or more Lenders (including New Lenders) may from time to time agree that such Lenders (each such Lender, an “Incremental Lender”) shall (x) make available to the Borrower an additional revolving credit facility (the “Incremental Revolving Facility” and any loans thereunder, the “Incremental Revolving Loans”) and/or increase the amount of their Commitment under the Revolving Credit Facility, or (in the case of a New Lender) make available a Commitment under the Revolving Credit Facility and (y) make available to the Borrower one or more term loan facilities (each, an “Incremental Term Loan Facility” and together with the Incremental Revolving Facility, the “Incremental Facilities”; any loans under the Incremental Term Loan Facility, the “Incremental Term Loans” and together with any Incremental Revolving Loans, the “Incremental Loans”), in either such case by executing and delivering to the Administrative Agent a notice specifying (i) the aggregate principal amount of such increase (including whether it is an Incremental Revolving Facility or Incremental Term Facility) and (ii) the proposed Incremental Facility Closing Date.  Notwithstanding the foregoing, (I) no increase pursuant to this paragraph may be obtained after the occurrence and during the continuation of a Default or Event of Default or if a Default or Event of Default would result therefrom (except in the case of an Incremental Facility incurred to finance an Investment permitted under Section 6.7, if so agreed by the Borrower and the applicable Incremental Lenders, no Event of Default pursuant to Section 7.1(a), Section 7.1(e) or Section 7.1(f) has occurred and is continuing or would result from such increase pursuant to this Section 2.21), (II) any increase effected pursuant to this Section 2.21 shall be in a minimum amount of at least $10,000,000, (III) the Incremental Facilities shall rank pari passu in right of payment and security with the Revolving Credit Facility (provided that any Incremental Term Facility may be subject to an excess cash flow sweep and mandatory prepayments in respect of debt issuances in addition to any mandatory prepayments applicable to the Revolving Credit Facility), (IV) on any Incremental Facility Closing Date, the representations and warranties set forth in this Agreement shall be true and correct in all material respects (or certain specified representations and warranties set forth in this Agreement shall be true and correct in all material respects, in the case of an Investment permitted under Section 6.7, if so agreed by the Borrower and any applicable Incremental Lender), except for any representation or warranty expressly stated to have been made as of a specified date (which shall be true and correct in all material respects as of such date), (V) on any Incremental Facility Closing Date, the Borrower shall be in pro forma compliance with a Senior Secured Leverage Ratio (assuming all commitments under the Revolving Credit Facility and any such Incremental Facility are fully drawn) of 1.75:1.00 as of the last day of the most recently ended Test Period, (VI) any Incremental Revolving Facility will have a final maturity no earlier than the latest final maturity of the Revolving Credit Facility and any Incremental Revolving Facility, and any Incremental Term Facility will have a final maturity no earlier than the latest final maturity of the Revolving Credit Facility and any Incremental Facility, (VII) the weighted average life to maturity of any Incremental Revolving Facility shall be no shorter than the weighted average life to maturity of the Revolving Credit Facility and any

Incremental Revolving Facility, and the weighted average life to maturity of any Incremental Term Facility shall be no shorter than the weighted average life to maturity of any other Incremental Term Facility, (VIII) other than amortization (solely with respect to Incremental Term Loans), pricing, fees and maturity date, each Incremental Facility shall have the same terms as the Revolving Credit Facility, or such terms as are reasonably satisfactory to the Administrative Agent and the Borrower, and, except as set forth above, shall be treated substantially the same as the existing Revolving Credit Facility (including with respect to mandatory and voluntary prepayments (provided that any Incremental Term Facility may be subject to an excess cash flow sweep and mandatory prepayments in respect of debt issuances in addition to any mandatory prepayments applicable to the Revolving Credit Facility)) and (IX) any Incremental Facility shall be effected pursuant to documentation (including but not limited to customary legal opinions, board resolutions and officers’ certificates reasonably satisfactory to the Administrative Agent) and procedures reasonably acceptable to the Administrative Agent and the Borrower (including, if applicable, procedures to ensure that outstandings are held ratably by the applicable Lenders). Notwithstanding anything to the contrary in Section 9.1, in connection with any Incremental Facility, this Agreement and the other Loan Documents may be amended in writing (which shall be executed by the Borrower, the Administrative Agent and the Incremental Lenders) in order to establish the Incremental Revolving Facility or Incremental Term Facility, as applicable, and to reflect any technical changes necessary or appropriate to give effect to such Incremental Facility in accordance with its terms as set forth herein.  No Lender shall have any obligation to participate in any increase described in this paragraph unless it agrees to do so in its sole discretion.

(b)                                 Any additional bank, financial institution or other entity which, with the consent of the Borrower and the Administrative Agent (which consent shall not be unreasonably withheld), elects to become a “Lender” under this Agreement in connection with any Incremental Facility shall execute a New Lender Supplement (each, a “New Lender Supplement”), substantially in the form of Exhibit F hereto, whereupon such bank, financial institution or other entity (a “New Lender”) shall become a Lender for all purposes and to the same extent as if originally a party hereto and shall be bound by and entitled to the benefits of this Agreement.

(c)                                  The Borrower may utilize availability under the Incremental Facilities in respect of one or more series of senior unsecured notes or term loans or senior secured first lien notes or term loans or senior secured junior lien (as compared to the Liens securing the Obligations) notes or term loans, in each case, if secured, that will be secured by Liens on the Collateral on an equal priority or junior priority basis (as applicable) with the Liens on Collateral securing the Obligations, and issued in a public offering, Rule 144A or other private placement or loan origination pursuant to an indenture, credit agreement or otherwise, in an aggregate amount not to exceed the amount permitted under Section 2.21(a)(V) (“Incremental Equivalent Debt”); provided that such Incremental Equivalent Debt (i) does not mature prior to the Maturity Date, or have a shorter weighted average life to maturity than the weighted average life to maturity of the Revolving Credit Facility or any Incremental Facility outstanding at such time, (ii) has terms and conditions (other than pricing and fees) no more restrictive than those under the Revolving Credit Facility (except for covenants or other provisions applicable only to periods after the Maturity Date of the Facility), (iii) does not require mandatory prepayments to be made except to the extent required to be applied first pro rata to the Revolving Credit Facility and any pari passu secured Incremental Equivalent Debt (provided that any term loans may be subject to an excess cash flow sweep and mandatory prepayments in respect of debt issuances in addition to any mandatory prepayments applicable to the Revolving Credit Facility), (iv) to the extent secured, shall not be secured by any Lien on any asset that does not also secure the existing Revolving Credit Facility, or to the extent guaranteed, shall not be guaranteed by any Person other than the Guarantors and (v) to the extent secured, shall be subject to a First Lien Intercreditor Agreement or a Second Lien Intercreditor Agreement, as applicable.

Section 2.22                            Extensions of Loans and Revolving Credit Commitments.

(a)                                 Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the Borrower to all Lenders of Commitments with a like maturity date, in each case on a pro rata basis and on the same terms to each such Lender, the Borrower is hereby permitted to consummate from time to time transactions with individual Lenders that accept the terms contained in such Extension Offers to extend the maturity date of each such Lender’s Commitments and otherwise modify the terms of such Commitments pursuant to the terms of the relevant Extension Offer (including, without limitation, by increasing the interest rate or fees payable in respect of such Commitments (and related Outstanding Amounts)) (each, an “Extension”, and each group Commitments so extended, as well as the original Commitments (not so extended), being a Class; any Extended Commitments shall constitute a separate Class of Commitments from the Class of Commitments from which they were converted), so long as the following terms are satisfied: (i) no Default or Event of Default shall have occurred and be continuing at the time the offering document in respect of an Extension Offer is delivered to the Lenders, (ii) at the time the offering document in respect of an Extension Offer is delivered to the Lenders, the representations and warranties set forth in this Agreement shall be true and correct in all material respects, except for a representation or warranty expressly stated to have been made as of a specified date (which shall be true and correct in all material respects as of such date), (iii) the Administrative Agent shall have received customary legal opinions, board resolutions and officers’ certificates reasonably satisfactory to the Administrative Agent, (iv) except as to pricing (interest rate, fees, funding discounts and prepayment premiums) and maturity (which shall be set forth in the relevant Extension Offer), the Commitment of any Lender that agrees to an Extension with respect to such Commitment (an “Extending Lender”) extended pursuant to an Extension (an “Extended Commitment”, and each Loan made pursuant thereto, an “Extended Loan”), and the related Outstanding Amounts, shall be a Commitment (or related Outstanding Amount, as the case may be) with the same terms as the original Commitments (and related Outstanding Amount); provided that (1) the borrowing and repayment (except for (A) payments of interest and fees at different rates on Extended Commitments (and related outstandings) and (B) repayments required upon the Maturity Date of the non-extending Commitments of Loans with respect to Extended Commitments after the applicable Extension date shall be made on a pro rata basis with all other Commitments, (2) the permanent repayment of Loans with respect to, and termination of, Extended Commitments after the applicable Extension date shall be made on a pro rata basis with all other Commitments, (3) assignments and participations of Extended Commitments and Extended Loans shall be governed by the same assignment and participation provisions applicable to Commitments and Loans and (4) at no time shall there be Commitments hereunder (including Extended Commitments and any original Commitments) which have more than two different maturity dates, (v) if the aggregate amount of Commitments in respect of which Lenders shall have accepted the relevant Extension Offer shall exceed the maximum aggregate amount of Commitments offered to be extended by the Borrower pursuant to such Extension Offer, then the Loans of such Revolving Lenders shall be extended ratably up to such maximum amount based on the respective amounts (but not to exceed actual holdings of record) with respect to which such Lenders have accepted such Extension Offer, (vi) all documentation in respect of such Extension shall be consistent with the foregoing and (vii) any applicable Minimum Extension Condition shall be satisfied unless waived by the Borrower.

(b)                                 With respect to all Extensions consummated by the Borrower pursuant to this Section 2.22, (i) such Extensions shall not constitute optional or mandatory payments or prepayments for purposes of Sections 2.5 or 2.6 and (ii) each Extension Offer shall specify the minimum amount of Commitments to be tendered, which shall be in an integral multiple of $1,000,000 and an aggregate amount that is not less than $10,000,000 (or if less, the remaining Outstanding Amount thereof) (or such lesser minimum amount reasonably approved by the Administrative Agent) (a “Minimum Extension Condition”).  The transactions contemplated by this Section 2.22 (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Commitments on the such terms as may be set forth in the relevant Extension Offer) shall not require the consent of any Lender or any other Person (other than as set forth in clause (c) below).

(c)                                  The consent (such consent not to be unreasonably withheld, delayed or conditioned) of the Administrative Agent shall be required to effectuate any Extension.  No consent of any Lender or any other Person shall be required to effectuate any Extension, other than (A) the consent of the Borrower and each Lender agreeing to such Extension with respect to one or more of its Commitments (or a portion thereof) and (B) the consent of the Issuing Lender, which consent shall not be unreasonably withheld, conditioned or delayed.  All Extended Commitments and all obligations in respect thereof shall be Obligations under this Agreement and the other Loan Documents that are secured by the Collateral on a pari passu basis with all other applicable Obligations under this Agreement and the other Loan Documents.  The Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments to this Agreement and the other Loan Documents (an “Extension Amendment”) with the Borrower as may be necessary in order to establish new tranches or sub-tranches in respect of Commitments so extended and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection with the establishment of such new tranches or sub-tranches, in each case on terms consistent with this Section 2.22.  In addition, if so provided in such amendment and with the consent of the Issuing Lender, participations in Letters of Credit expiring on or after the original Maturity Date shall be re-allocated from Lenders holding Commitments to Lenders holding Extended Commitments in accordance with the terms of such amendment; provided, however, that such participation interests shall, upon receipt thereof by the relevant Lenders holding Commitments, be deemed to be participation interests in respect of such Commitments and the terms of such participation interests (including, without limitation, the commission applicable thereto) shall be adjusted accordingly.

(d)                                 In connection with any Extension, the Borrower shall provide the Administrative Agent at least fifteen Business Days (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures (including, without limitation, regarding timing, rounding and other adjustments and to ensure reasonable administrative management of the credit facilities hereunder after such Extension), if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.22.

Section 2.23                            Refinancing Amendments

(a)                                 The Borrower may obtain, from any Lender or any other bank, financial institution or other institutional lender or investor that agrees to provide any portion of Refinancing Revolving Credit Loans or Refinancing Revolving Credit Commitments (the “Credit Agreement Refinancing Indebtedness”) pursuant to a Refinancing Amendment in accordance with this Section 2.23 (each, an “Additional Refinancing Lender”) (provided that the Administrative Agent and each Issuing Lender shall have consented (not to be unreasonably withheld or delayed) to such Additional Refinancing Lender’s making such Refinancing Revolving Credit Loans or Refinancing Revolving Credit Commitments to the extent such consent, if any, would be required under the definition of “Assignee” for an assignment of Loans or Commitments, as applicable, to such Additional Refinancing Lender); provided that such Credit Agreement Refinancing Indebtedness shall rank pari passu in right of payment and of security with the other Loans and Commitments hereunder.

(b)                                 Notwithstanding anything to the contrary in this Section 2.23 or otherwise, (1) the borrowing and repayment (except for (A) payments of interest and fees at different rates on Refinancing Revolving Credit Commitments (and related outstanding Revolving Loans), (B) repayments required upon the maturity date of the Refinancing Revolving Credit Commitments and (C) repayment made in connection with a permanent repayment and termination of commitments (subject to clause (3) below)) of Loans with respect to Refinancing Revolving Credit Commitments after the date of obtaining any Refinancing Revolving Credit Commitments shall be made on a pro rata basis with all other Commitments, (2) all Letters of Credit shall be participated on a pro rata basis by all Lenders with Commitments in accordance with their percentage of the Commitments, (3) the permanent repayment of Revolving Loans with respect to, and termination of, Refinancing Revolving Credit Commitments after the date of obtaining any Refinancing Revolving Credit Commitments shall be made on a pro rata basis with all other Commitments and (4) assignments and participations of Refinancing Revolving Credit Commitments and Refinancing Revolving Credit Loans shall be governed by the same assignment and participation provisions applicable to Commitments and Revolving Loans.

(c)                                  Each Class of Credit Agreement Refinancing Indebtedness incurred under this Section 2.23 shall be in an aggregate principal amount that is not less than $10,000,000 and an integral multiple of $1,000,000 in excess thereof.  Any Refinancing Amendment may provide for the issuance of Letters of Credit for the account of the Borrower pursuant to any Refinancing Revolving Credit Commitments established thereby on terms substantially equivalent to the terms applicable to Letters of Credit under the Class of Commitments to be refinanced; provided that terms relating to pricing, fees or premiums may vary to the extent otherwise permitted by this Section 2.23 and set forth in such Refinancing Amendment.  The effectiveness of any Refinancing Amendment shall be subject to the satisfaction on the date thereof of the following conditions: (i) no Default or Event of Default shall have occurred and be continuing at the time the Credit Agreement Refinancing Indebtedness is incurred and (ii) at the time of the incurrence of the Credit Agreement Refinancing Indebtedness, the representations and warranties set forth in this Agreement shall be true and correct in all material respects, except for a representation or warranty expressly stated to have been made as of a specified date (which shall be true and correct in all material respects as of such date) and receipt by the Administrative Agent of (x) customary legal opinions, board resolutions and officers’ certificates reasonably satisfactory to the Administrative Agent and (y) reaffirmation agreements and/or such amendments to the Security Documents as may be reasonably requested by the Administrative Agent in order to ensure that such Credit Agreement Refinancing Indebtedness is provided with the benefit of the applicable Loan Documents.  The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Amendment.

(d)                                 Each of the parties hereto hereby agrees that this Agreement and the other Loan Documents may be amended pursuant to a Refinancing Amendment to the extent (but only to the extent) necessary to (i) reflect the existence and terms of the Credit Agreement Refinancing Indebtedness incurred pursuant thereto (including any amendments necessary to treat the Loans and Commitments subject thereto as Refinancing Revolving Credit Loans and/or Refinancing Revolving Credit Commitments), (ii) make such other changes to this Agreement and the other Loan Documents consistent with the provisions and intent of Section 9.1(c) and (iii) effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.23, and the Lenders hereby expressly authorize the Administrative Agent to enter into any such Refinancing Amendment.

(e)                                  This Section 2.23 shall supersede any provisions in Section 9.1 to the contrary.  For the avoidance of doubt, any of the provisions of this Section 2.23 may be amended with the consent of the Required Lenders.  For the avoidance of doubt, no Refinancing Amendment shall effect any amendments that would require the consent of all Lenders pursuant to Section 9.1(a)(i) through (v), unless each such Lender has, or all such Lenders have, as the case may be, given its or their consent to such amendment.  No Lender shall be under any obligation to provide any Refinancing Revolving Credit Commitment unless such Lender executes a Refinancing Amendment.

ARTICLE III

Representations and Warranties

To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans and issue and/or participate in Letters of Credit, the Borrower hereby represents and warrants to the Administrative Agent and each Lender that:

Section 3.1                                   Organization; Powers.  The Borrower and each of its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation.  Except where the failure to do so, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, the Borrower and each of its Subsidiaries is duly qualified to do business as a foreign corporation and is in good standing in all states in which it owns substantial properties or in which it conducts a substantial business and its activities make such qualifications necessary.

Section 3.2                                   Financial Condition; No Material Adverse Effect.  On or as of the Closing Date, the Borrower has furnished to each of the Lenders copies of its consolidated balance sheet as of December 28, 2014 and the related statements of consolidated income and changes in shareholders’ equity and cash flows for 2014, all reported on by Ernst & Young LLP, independent public accountants.  Such financial statements fairly present the Borrower’s consolidated financial condition as of their respective dates and all such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein).  The Borrower and its Subsidiaries had no Material liabilities as of December 28, 2014 not reflected in the consolidated balance sheet as of December 28, 2014 or the related notes as of said date.  Since December 28, 2014, there has been no Material adverse change in the business or financial condition of the Borrower and its Subsidiaries taken as a whole which has not been publicly disclosed prior to the date hereof.  As of the Closing Date, neither the Borrower nor its Subsidiaries has any material guarantee obligations, contingent liabilities and liabilities for Taxes, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that have not been previously disclosed to the Administrative Agent.

Section 3.3                                   Properties.  The Borrower and its Subsidiaries will own absolutely, free and clear of all Liens, all of their real or personal property, except such property as has been disposed of in the ordinary course of business, and except for (i) easements, restrictions, exceptions, reservations or defects which, in the aggregate, do not materially interfere with the continued use of such property or materially affect the value thereof to the Borrower or its Subsidiaries, (ii) Liens, if any, for current Taxes not delinquent and (iii) Liens reflected on such consolidated balance sheet or not otherwise prohibited by Section 6.1.  The Borrower and its Subsidiaries will enjoy valid leasehold possession of their properties which are held under lease and all such leases will be in full force and effect and valid and binding obligations of the lessors, except for exceptions, reservations or defects which in the aggregate do not materially interfere with the continued use of such property or have a Material Adverse Effect on the value thereof to the Borrower or its Subsidiaries.  Schedule 1.1B lists, as of the Closing Date, each parcel of Material Real Property located in the United States.

Section 3.4                                   Litigation.  There are no actions, suits, or proceedings pending or, to the Borrower’s Knowledge, threatened against or affecting it or any Subsidiary or the validity or enforceability of this Agreement or any of the other Loan Documents or the material rights or remedies of the Administrative Agent and the Lenders hereunder or thereunder in or before any court or foreign or domestic governmental instrumentality, and neither the Borrower nor any of its Subsidiaries is in default in respect of any order of any such court or instrumentality which, in the Borrower’s reasonable opinion, are Material.

Section 3.5                                   No Conflicts; Compliance with Law; Governmental Approvals.  Neither the execution and delivery of this Agreement, the issuance of the Letters of Credit, the consummation of the transactions herein contemplated, nor compliance with the terms and provisions hereof will conflict with or result in a breach of any of the provisions of the certificate of incorporation or formation, as applicable, or by-laws or similar organizational document, as applicable, of the Borrower or any Subsidiary or any law or regulation, or any order of any court or governmental instrumentality, or any agreement or instrument by which the Borrower or any Subsidiary is bound, or constitute a default thereunder, or result in the imposition of any Lien not permitted under this Agreement upon any of the property of the Borrower or any Subsidiary.  The Borrower and its Subsidiaries are in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.  The execution and delivery of each Loan Document by each Loan Party party thereto and the performance by such Loan Party thereof do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect or (ii) in connection with the making of such filings and taking of such other actions required to be taken hereby or by the applicable Security Documents (including the filing of appropriate financing statements with the office of the Secretary of State of the state of organization of each Loan Party, the filing of appropriate notices with the U.S. Patent and Trademark Office and the proper recordation of Mortgages and fixture filings with respect to any Mortgaged Property, in each case in favor of the Administrative Agent for the benefit of the Lenders).

Section 3.6                                   Taxes.  The Borrower and its Subsidiaries have filed all Tax returns which are required to be filed by any jurisdiction, and have paid all Taxes which have become due and payable pursuant to said returns or pursuant to any assessments against it or its Subsidiaries, except to the extent that such Taxes are not material or are being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant Group Member; no Lien for Taxes has been filed, and, to the best of the Borrower’s Knowledge, no claim is being asserted, with respect to any such Tax, fee or other charge that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

Section 3.7                                   Authorization; Enforceability.  Each Loan Party has the power and authority to execute, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to obtain extensions of credit hereunder.  Each Loan Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement.  This Agreement has been duly and validly executed and delivered by the Borrower and constitutes the Borrower’s valid and legally binding agreement enforceable in accordance with its terms; and the Borrowings when made, will constitute valid and binding obligations of the Borrower enforceable in accordance with the terms of this Agreement, except as limited by applicable bankruptcy, insolvency, moratorium, reorganization or other laws, judicial decisions or principles of equity relating to or affecting the enforcement of creditors’ rights or contractual obligations generally.

Section 3.8                                   Margin Regulations.  No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used by the Borrower or any of its Subsidiaries for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of the Regulations of the Board.  If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and such Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.

Section 3.9                                   Investment Company Act; Federal Regulations.  No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

Section 3.10                            Subsidiaries.  Except as disclosed to the Administrative Agent by the Borrower in writing from time to time after the Closing Date, (a) Schedule 3.10 sets forth the name and jurisdiction of formation of the Borrower and each Subsidiary and, as to the Borrower and each Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party and (b) there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of the Borrower or any Subsidiary, except as created by the Loan Documents.

Section 3.11                            Accuracy of Information, etc.  No written statement or information contained in this Agreement, any other Loan Document or any other document, certificate or statement furnished by or on behalf of any Loan Party (as modified or supplemented by other information so furnished) to the Administrative Agent or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, when taken as a whole contained as of the date such statement, information, document or certificate was so furnished, any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein, in the light of the circumstances under which they were made, not materially misleading; provided that (a) with respect to projections and pro forma financial information, the Borrower represents only that the projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount and (b) no representation is made with respect to information of a general economic or general industry nature.  There is no fact known to any Loan Party that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents or in any other documents, certificates and statements furnished to the Administrative Agent and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents.

Section 3.12                            Security Documents.  The provisions of the Security Documents, when executed, create valid and enforceable Liens on all of the Collateral described therein in favor of the Administrative Agent, for the benefit itself and the Lenders, subject, as to enforceability, to applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally and to general principles of equity and principles of good faith and dealing (provided that, with respect to the creation and perfection of security interests with respect to Capital Stock of Foreign Subsidiaries, only to the extent enforceability of such obligation with respect to which Capital Stock of Foreign Subsidiaries is governed by the Uniform Commercial Code), and upon the making of such filings and taking of such other actions required to be taken hereby or by the applicable Security Documents (including the filing of appropriate financing statements with the office of the Secretary of State of the state of organization of each Loan Party, the filing of appropriate notices with the U.S. Patent and Trademark Office and the U.S. Copyright Office,

and the proper recordation of Mortgages and fixture filings with respect to any Mortgaged Property, in each case in favor of the Administrative Agent for the benefit of the Lenders and the delivery to the Administrative Agent of any stock certificates or promissory notes required to be delivered pursuant to the applicable Security Documents (together with properly completed and signed equity powers or endorsements)), such Liens constitute perfected first priority (subject to Liens permitted by Section 6.1) and continuing Liens on the Collateral of the type required by the Security Documents securing the Obligations to the extent such Liens may be perfected by such filings and the taking of such other actions.

Section 3.13                            Intellectual Property.  The Borrower and its Subsidiaries own, or are licensed to use, all Intellectual Property necessary for or otherwise used in the conduct of their businesses as currently conducted.  No claim has been asserted and is pending by any Person challenging or questioning the use, validity, or effectiveness of any Intellectual Property, nor to the Borrower’s or its Subsidiaries’ Knowledge, any valid basis for any such claim exists, unless such claim could not reasonably be expected to have a Material Adverse Effect.  The use of Intellectual Property by the Borrower and its Subsidiaries and the conduct of their respective businesses does not infringe on the rights of any Person, unless such infringement could not reasonably be expected to have a Material Adverse Effect.

Section 3.14                            Anti-Corruption Laws and Sanctions; Patriot Act.

(a)                                 The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrower, its Subsidiaries and their respective officers and employees, and to the Knowledge of the Borrower its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects.  None of (i) the Borrower, any Subsidiary or any of their respective directors, officers or employees, or (ii) to the Knowledge of the Borrower, any agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person.  No Borrowing or Letter of Credit, use of proceeds or other transaction contemplated by this Agreement will violate Anti-Corruption Laws or applicable Sanctions.

(b)                                 The Borrower and each of its Subsidiaries is in compliance in all material respects with the Patriot Act.

Section 3.15                            No Default.  Neither the Borrower nor any of its Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect.  No Default or Event of Default has occurred and is continuing.

Section 3.16                            Labor Matters.  Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:  (a) there are no strikes or other labor disputes against the Borrower or any of its Subsidiaries pending or, to the Knowledge of the Borrower, threatened; (b) hours worked by and payment made to employees of each of the Borrower and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters and (c) all payments due from the Borrower and its Subsidiaries on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the Borrower and its Subsidiaries, as applicable.

Section 3.17                            Use of Proceeds.  The proceeds of the Loans shall be used for general corporate purposes, including permitted acquisitions and other permitted investments.

Section 3.18                            Environmental Matters.  Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

(a)                                 each of the Borrower and its Subsidiaries: (i) is, and within the period of all applicable statutes of limitation has been, in compliance with all applicable Environmental Laws; (ii) holds all Environmental Permits (each of which is in full force and effect) required for any of its current or intended operations or for any property owned, leased or otherwise operated by it; and (iii) is, and within the period of all applicable statutes of limitation has been, in compliance with all of its Environmental Permits in;

(b)                                 Materials of Environmental Concern are not present at, on, under, in or about any real property now or, to the Borrower’s Knowledge, formerly owned, leased or operated by the Borrower or its Subsidiaries or, to the Borrower’s Knowledge, any other location (including, without limitation, any location to which Materials of Environmental Concern have been sent for re-use or recycling or for treatment, storage or disposal) which could reasonably be expected to (i) give rise to liability of the Borrower or its Subsidiaries under any applicable Environmental Law or otherwise result in costs to the Borrower or its Subsidiaries, (ii) interfere with the Borrower’s or its Subsidiaries’ continued operations or (iii) impair the fair saleable value of any real property owned or leased by the Borrower or its Subsidiaries;

(c)                                  there is no judicial, administrative or arbitral proceeding (including any notice of violation or alleged violation) under or relating to any Environmental Law to which the Borrower or its Subsidiaries is, or to the Knowledge of the Borrower will be, named as a party that is pending or, to the Knowledge of the Borrower, threatened;

(d)                                 neither the Borrower nor its Subsidiaries has received any written request for information, or been notified in writing that it is a potentially responsible party under or relating to the federal Comprehensive Environmental Response, Compensation, and Liability Act or any similar Environmental Law, or with respect to any Materials of Environmental Concern; and

(e)                                  neither the Borrower nor its Subsidiaries has entered into or agreed to any consent decree, order or settlement or other agreement, nor is subject to any judgment, decree or order or other agreement, in any judicial, administrative, arbitral or other forum, relating to compliance with or liability under any Environmental Law.

Section 3.19                            Solvency.  On the Closing Date, the Borrower and its Subsidiaries, on a consolidated basis, are Solvent.

Section 3.20                            ERISA; Foreign Plans.  No ERISA Event or Foreign Plan Event has occurred or is reasonably expected to occur that, when taken together with all other such

ERISA Events or Foreign Plan Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.

ARTICLE IV

Conditions

Section 4.1                                   Conditions to the Closing Date.  The obligation of each Lender to make a Loan and issue and/or participate in Letters of Credit hereunder is subject to the satisfaction (or waiver in accordance with Section 9.1) of the following conditions:

(a)                                 Credit Agreement.  The Administrative Agent shall have received this Agreement, executed and delivered by the Administrative Agent, the Borrower and each Lender listed on Schedule 1.1.

(b)                                 Guarantee Agreement; Security Agreement.  The Administrative Agent shall have received (i) the Guarantee Agreement, executed and delivered by each Guarantor and (ii) the Security Agreement, executed and delivered by the Borrower and each Guarantor.

(c)                                  Closing Certificate; Certified Certificate of Incorporation or Formation; Good Standing Certificates; Officer’s Certificate.  The Administrative Agent shall have received (i) a certificate of each Loan Party and each Material Domestic Subsidiary, dated the Closing Date, substantially in the form of Exhibit B, with appropriate insertions and attachments, including the certificate of incorporation or certificate of formation of each Loan Party and each Material Domestic Subsidiary that is a limited liability company or corporation certified by the relevant authority of the jurisdiction of organization of such Loan Party or such Material Domestic Subsidiary, (ii) a long form (if applicable) good standing certificate for each Loan Party and each Material Domestic Subsidiary from its jurisdiction of organization and (iii) an officer’s certificate, signed by a Responsible Officer of the Borrower, which shall confirm the satisfaction of the conditions set forth in Sections 4.1(d), (f), (h) and (i).

(d)                                 Representations and Warranties.  Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects (if not qualified as to materiality or Material Adverse Effect) or in any respect (if so qualified) on and as of the Closing Date, except for representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date.

(e)                                  Legal Opinions.  There shall have been delivered to the Administrative Agent and each Lender an opinion from Nixon Peabody LLP, counsel to the Loan Parties, in form and substance reasonably satisfactory to the Administrative Agent.

(f)                                   No Default or Event of Default.  No Default or Event of Default shall have occurred and be continuing as of the Closing Date.

(g)                                  Fees, Costs and Expenses.  The Administrative Agent shall have received all fees, including, without limitation, upfront fees, and other amounts due and payable on or prior to the Closing Date, including, to the extent invoiced at least two Business Days prior to the

Closing Date, reimbursement or payment of all out-of-pocket costs and expenses required to be reimbursed or paid by the Borrower hereunder.

(h)                                 Spin-Off.  Prior to or substantially concurrently with the Closing Date, the Spin-Off shall have been consummated in accordance with the Form 10 filed with the Securities and Exchange Commission on March 12, 2015, as amended on May 1, 2015 and as further amended on June 8, 2015 and June 12, 2015.

(i)                                     Indebtedness.  No Loan Party shall have any Indebtedness for borrowed money other than Indebtedness created by this Agreement.

(j)                                    Lien Searches.  The Administrative Agent shall have received the results of Lien searches with respect to personal property Collateral or other evidence reasonably satisfactory to the Administrative Agent (in each case dated as of a date reasonably satisfactory to the Administrative Agent) with respect to each Loan Party, and such searches shall reveal no Liens on any of the assets of such Loan Parties except for Liens permitted by Section 6.1 or discharged on or prior to the Closing Date pursuant to documentation satisfactory to the Administrative Agent.

(k)                                 Pledged Equity; Equity Powers; Pledged Notes.  The Administrative Agent shall have received (i) solely with respect to those Subsidiaries listed on Schedule 4.1(k), the certificates, representing the Capital Stock pledged pursuant to the Security Agreement, if certificated, together with an undated equity power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each promissory note (if any) pledged to the Administrative Agent pursuant to the Security Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

(l)                                     Filings, Registrations and Recordings.  All Uniform Commercial Code financing statements required by the Security Agreement or under law or reasonably requested by the Administrative Agent to be filed in order to create in favor of the Administrative Agent, for the benefit of the Lenders, a perfected Lien on the Collateral intended to be created by the Security Agreement (to the extent a Lien can be perfected on the Collateral by the filing of such financing statements), prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 6.1), shall be in proper form for filing, registration or recordation.

(m)                             USA PATRIOT Act.  The Administrative Agent and the Lenders shall have received all documentation and other information as is reasonably requested by the Administrative Agent or the Lenders about the Loan Parties and required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act at least five Business Days prior to the Closing Date.

For the purpose of determining compliance with the conditions specified in this Section 4.1, each Lender that has signed this Agreement shall be deemed to have accepted, and to be satisfied with, each document or other matter required under this Section 4.1 unless the Administrative Agent shall have received written notice from such Lender prior to the Closing Date specifying its objection thereto.

Section 4.2                                   Each Credit Event.  The obligation of each Lender to make a Loan (other than a conversion of a Loan to the other Type, or a continuation of Eurodollar Loans, in which case only Section 4.2(b) shall apply) and of the Issuing Lenders to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction (or waiver in accordance with Section 9.1) of the following conditions:

(a)                                 Representations and Warranties.  Each of the representations and warranties contained in Article III or any other Loan Document shall be true and correct in all material respects (if not qualified as to materiality or Material Adverse Effect) or in any respect (if so qualified) on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except for representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date.

(b)                                 No Default or Event of Default.  At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default or Event of Default shall have occurred and be continuing.

Each Borrowing by and issuance of a Letter of Credit on behalf of the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of such extension of credit that the conditions contained in this Section 4.2 have been satisfied.

ARTICLE V

Affirmative Covenants.

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and Letter of Credit and all fees payable hereunder shall have been paid in full, the Borrower covenants and agrees with the Lenders that it shall and shall cause each of its Subsidiaries to:

Section 5.1                                   Financial Statements and Other Information.  Furnish to the Administrative Agent (who shall promptly furnish a copy to each Lender):

(a)                                 as soon as available, but in any event, within 60 days after the end of each of the first three quarterly periods in each fiscal year, its consolidated statements of income, shareholders’ equity and cash flows for such quarterly period and for the period from the beginning of the fiscal year to the end of such quarterly period and its consolidated balance sheet at the end of that period, all in reasonable detail, subject, however, to year-end audit adjustments, together with a certificate of compliance and no Default or Event of Default in substantially the form of Exhibit E certified by an appropriate financial officer of the Borrower;

(b)                                 as soon as available, but in any event, within 120 days after and as of the close of each fiscal year, copies of its consolidated income statement, consolidated balance sheet and statements of shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, accompanied by a report by Ernst & Young LLP or some other accounting firm of national reputation selected by the Borrower, based on their examination of such financial statements, which examination shall have been conducted in accordance with generally accepted auditing standards and which report shall indicate that the financial statements have been prepared in accordance with GAAP, together with (x) a certificate of compliance and no Default or Event of Default in substantially the form of Exhibit E, certified by an appropriate financial officer of the Borrower and (y) with respect to each Plan of the Borrower and its Subsidiaries, copies of the most recently filed Schedule SB to the Annual Report on Form 5500 and the actuarial report prepared in connection therewith;

(c)                                  as soon as available, but in any event, within five Business Days after the required date of the delivery of financial statements pursuant to Section 5.1(b) above, a consolidated budget for the fiscal year immediately succeeding the fiscal year covered by such financial statements as customarily prepared by the management of the Borrower, setting forth a forecasted balance sheet, income statement and capital expenditures of the Borrower and its Subsidiaries for the period covered thereby; provided, however, that the first such consolidated budget furnished pursuant to this Section 5.1(c) after the Closing Date shall be furnished by the Borrower no later than June 30, 2016;

(d)                                 promptly upon their becoming publicly available, copies of all regular and periodic financial reports, if any, which the Borrower or any of its Subsidiaries shall file with the Securities and Exchange Commission or with any securities exchange;

(e)                                  promptly upon their becoming available, copies of all prospectuses of the Borrower and all reports, proxy statements and financial statements mailed by the Borrower to its shareholders generally; and

(f)                                   such other information respecting the financial condition and affairs of the Borrower and its Subsidiaries as any of the Lenders may from time to time reasonably request.

Financial statements and other information required to be delivered pursuant to Sections 5.01(a), 5.01(b) and 5.01(d) shall be deemed to have been delivered if such statements and information shall have been posted by the Borrower on its website or shall have been posted on IntraLinks or similar site to which all of the Lenders have been granted access or are publicly available on the Securities and Exchange Commission’s website pursuant to the EDGAR system.

The financial statements of the Borrower and its Subsidiaries hereafter delivered to the Lenders pursuant to this Section 5.1 will fairly set forth the financial condition of the Borrower and its Subsidiaries as of the dates thereof, and the results of the Borrower’s and its Subsidiaries’ operations for the respective periods stated therein, all in accordance with GAAP.

Section 5.2                                   Payment of Obligations.  Duly pay and discharge all (i) obligations when due and (ii) Taxes, assessments and governmental charges assessed against the Borrower or its Subsidiaries or against the properties of the Borrower or its Subsidiaries prior to the date on which penalties are attached thereto, except in each case where the failure to do so, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

Section 5.3                                   Books and Records; Inspection Rights.  (a) Keep proper books of records and account in which true and correct entries, in all material respects, are made of all dealings in relation to its business and activities and (b) permit any Lender, upon reasonable request, to inspect at all reasonable times its properties, operations and books of account.

Section 5.4                                   Notices of Material Events.  Promptly after any Loan Party has obtained Knowledge thereof give notice to the Administrative Agent of:

(a)                                 the occurrence of any Default or Event of Default;

(b)                                 any (i) default or event of default under any Contractual Obligation of the Borrower or any of its Subsidiaries or (ii) litigation, investigation or proceeding that may exist at any time between the Borrower or any of its Subsidiaries and any Governmental Authority, that in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

(c)                                  the occurrence of any ERISA Event or Foreign Plan Event, in each case which is reasonably likely (in the Borrower’s reasonable judgment) to result in liability in excess of $75,000,000; and

(d)                                 any other development or event that has had or could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 5.4 shall be accompanied by a statement of a Responsible Officer, in their capacity as such Responsible Officer of Borrower, setting forth details of the occurrence referred to therein and stating what action it proposes to take with respect thereto.

Section 5.5                                   Existence; Conduct of Business.  Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises related to the conduct of its business, except (other than with respect to the Borrower’s legal existence) where the failure to do so could not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation or other transaction permitted under Section 6.2.

Section 5.6                                   Maintenance of Properties; Insurance.  (a) Keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain, with financially sound and reputable insurance companies, insurance on all its property in at least such amounts and against at least such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

Section 5.7                                   Compliance with Laws.  (a) Comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect and (b) maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

Section 5.8                                   Covenant to Guarantee and Give Security.  With respect to any new Material Domestic Subsidiary created or acquired after the Closing Date (which shall include any existing Subsidiary of the Borrower that becomes a Material Domestic Subsidiary).

(a)                                 cause such Material Domestic Subsidiary to execute and deliver to the Administrative Agent, within 30 days after such creation or acquisition (or such longer period agreed to by the Administrative Agent in its reasonable discretion), or, with respect to any existing Subsidiary of the Borrower that becomes a Material Domestic Subsidiary, within 30 days after the date that financial statements for the Test Period with respect to which such determination is made have been or required to be delivered pursuant to Sections 5.1(a) and (b) (or such longer period agreed to by the Administrative Agent in its reasonable discretion), a Guarantee Agreement for such Material Domestic Subsidiary thereafter created, acquired or determined; provided that notwithstanding the foregoing, each Material Domestic Subsidiary shall execute and deliver a Guarantee Agreement no later than the date upon which any such Material Domestic Subsidiary becomes a guarantor under any of the Borrower’s outstanding notes, bonds or debentures;

(b)                                 (i) cause such Material Domestic Subsidiary (A) to become a party to the Security Agreement, (B) to take such actions necessary or advisable to grant to the Administrative Agent for the benefit of the Lenders a perfected first priority security interest in the Collateral described in the Security Agreement, subject only to Liens that are permitted under Section 6.1 of this Agreement, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Security Agreement or by law or as may be requested by the Administrative Agent and (C) to deliver to the Administrative Agent a certificate of such Material Domestic Subsidiary, substantially in the form of Exhibit B, with appropriate insertions and attachments, (ii) cause the owner of such Material Domestic Subsidiary to deliver or cause to be delivered to the Administrative Agent the certificates, if certificated, representing such Capital Stock of such Material Domestic Subsidiary, together with undated equity powers, in blank, executed and delivered by a duly authorized officer of the owner of the relevant Material Domestic Subsidiary and enter into a pledge agreement reasonably satisfactory to the Administrative Agent if such owner is not a Loan Party and (iii) if requested by the Administrative Agent, cause to be delivered to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent;

(c)                                  With respect to any personal property (to the extent included in the definition of Collateral) acquired after the Closing Date by any Loan Party (other than (x) any Excluded Assets and (y) any property subject to a Lien expressly permitted by Section 6.1(g)) as to which the Administrative Agent, for the benefit of the Lenders, does not have a perfected Lien, the relevant Loan Party shall, if requested by the Administrative Agent, promptly (i) execute and deliver to the Administrative Agent such amendments to the Security Agreement or such other documents as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a security interest in such property and (ii) take all actions necessary or advisable to grant to the Administrative Agent, for the benefit of the Lenders, a perfected (if and to the extent required to be perfected under the Security Agreement) first priority security interest in such property, subject only to Liens that are permitted under Section 6.1 of this Agreement, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Security Agreement or by law or as may be requested by the Administrative Agent;

(d)                                 Upon the acquisition after the Closing Date of any Material Real Property by the Borrower or any Material Domestic Subsidiary (or Material Real Property owned by any Material Domestic Subsidiary that becomes a Loan Party pursuant to Section 5.8(b)), the Borrower shall, at the Borrower’s expense, within 90 days after such acquisition, or such longer period as the Administrative Agent may agree in its reasonable discretion, duly execute and deliver, to the Administrative Agent Mortgages and other agreements, documents and instruments specified in Section 5.9, each in form and substance reasonably satisfactory to the Administrative Agent;

(e)                                  Notwithstanding anything to the contrary in this Agreement or in any Security Document, (i) no Foreign Subsidiary shall be obligated to guarantee the Obligations, (ii) no more than 65% of the voting Capital Stock of any Foreign Subsidiary or any Subsidiary that is a disregarded entity for United States federal income tax purposes and the assets substantially all of which consist of the Capital Stock of one or more Foreign Subsidiaries shall be required to be pledged to directly or indirectly to support the Obligations, (iii) no Loan Party shall be required to take any action to perfect any security interest in Collateral outside the United States (including the execution of any agreement, document or other instrument governed by the law of any jurisdiction other than the United States, any state thereof or the District of Columbia) and (iv) the Administrative Agent shall not take a security interest in or require any title insurance or similar items with respect to those assets as to which the Administrative Agent shall determine, in its reasonable discretion, that the cost of obtaining such Lien (including any mortgage, stamp, intangibles or other tax, title insurance or similar items) is excessive in relation to the benefit to the Lenders of the security afforded thereby.

Section 5.9                                   Post-Closing Covenant.  By the date that is 90 days after the Closing Date (in the case of Section 5.9(a) through Section 5.9(h)) and 45 days after the Closing Date (solely in the case of Section 5.9(i) through Section 5.9(k)), in each case, as such time period may be extended in the Administrative Agent’s reasonable discretion, the Borrower shall, and shall cause each Guarantor (or owner thereof, if applicable) to, deliver to the Administrative Agent (and in the case of clause (k) take all necessary steps to):

(a)                                 a Mortgage with respect to each property listed on Schedule 1.1B, together with evidence each such Mortgage has been duly executed, acknowledged and delivered by a duly authorized officer of each party thereto on or before such date and is in form suitable for filing and recording in all filing or recording offices that the Administrative Agent may deem necessary or desirable in order to create a first priority Lien, excepting only Liens permitted by Section 6.1, on the property described therein in favor of the Administrative Agent for the benefit of the Lenders;

(b)                                 fully paid American Land Title Association Lender’s Extended Coverage title insurance policies (the “Mortgage Policies”) in form and substance, with endorsements (including zoning endorsements, if available at minimum cost) and in the amount of the Mortgage to be recorded (not to exceed the fair market value of such Material Real Property), issued, coinsured and reinsured by national title insurers acceptable to the Administrative Agent, insuring the Mortgages to be valid first priority Liens on the property described therein, free and clear of all Liens (including, but not limited to, mechanics’ and materialmen’s Liens), excepting only Liens permitted by Section 6.1 and providing for such other affirmative insurance (including endorsements for future advances under the Loan Documents, as applicable, for mechanics’ and materialmen’s Liens) and such coinsurance and direct access reinsurance as the Administrative Agent may deem reasonably necessary or desirable and, with respect to any property located in a state in which a zoning endorsement is not available (or for which a zoning endorsement is not available at a premium that is not excessive), if reasonably requested by the Administrative Agent, a zoning compliance letter from the applicable municipality or a zoning report from Planning and Zoning Resource Corporation (or another Person acceptable to the Administrative Agent), in each case reasonably satisfactory to the Administrative Agent;

(c)                                  the following documents (collectively, the “Flood Documents”) with respect to the Mortgaged Properties listed on Schedule 1.1B: (i) a completed standard “life of loan” flood hazard determination form (a “Flood Determination Form”), (ii) if the improvement(s) to the applicable improved real property is located in a special flood hazard area, a notification to the Borrower (“Borrower Notice”) and (if applicable) notification to the Borrower that flood insurance coverage under the National Flood Insurance Program (“NFIP”) is not available because the community does not participate in the NFIP, (iii) documentation evidencing the Borrower’s receipt of the Borrower Notice (e.g., countersigned Borrower Notice, return receipt of certified U.S. Mail or overnight delivery) and (iv) if the Borrower Notice is required to be given and flood insurance is available in the community in which the property is located, a copy of one of the following: the flood insurance policy, the Borrower’s application for a flood insurance policy plus proof of premium payment, a declaration page confirming that flood insurance has been issued, or such other evidence of flood insurance satisfactory to the Administrative Agent (any of the foregoing being “Evidence of Flood Insurance”).

(d)                                 American Land Title Association/American Congress on Surveying and Mapping form surveys, for which all necessary fees (where applicable) have been paid, and dated no more than 30 days before the day the applicable Mortgage is being granted, certified to the Administrative Agent and the issuer of the Mortgage Policies in a manner reasonably satisfactory to the Administrative Agent by a land surveyor duly registered and licensed in the States in which the property described in such surveys is located, showing all buildings and other improvements, any off-site improvements, the location of any easements, parking spaces, rights of way, building set-back lines and other dimensional regulations and the absence of encroachments, either by such improvements or on to such property, and other defects, other than encroachments and other defects acceptable to the Administrative Agent; provided, that new or updated surveys will not be required if an existing survey is available and survey coverage is available for the applicable Mortgage Policy without the need for such new or updated surveys;

(e)                                  opinions of local counsel to the Loan Parties in states in which the Mortgaged Property is located, with respect to the enforceability and perfection of the Mortgages and any related fixture filings, in form and substance reasonably satisfactory to the Administrative Agent;

(f)                                   opinions of counsel to the Loan Parties in the states in which the Loan Parties party to the Mortgages are organized or formed, with respect to the validly existence, corporate power and authority of such Loan Parties in the granting of the Mortgages, in form and substance reasonably satisfactory to the Administrative Agent;

(g)                                  evidence that all other actions or documents reasonably requested by the Administrative Agent, that are necessary or desirable in order to create valid Liens on the property described in the Mortgage, have been taken or delivered, as applicable;

(h)                                 evidence that all fees, costs and expenses have been paid in connection with the preparation, execution, filing and recordation of the Mortgages, including, without limitation, reasonable attorneys’ fees, filing and recording fees, title insurance company coordination fees, documentary stamp, mortgage and intangible taxes and title search charges and other charges incurred in connection with the recordation of the Mortgages and the other matters described in this Section 5.9) and as otherwise required to be paid in connection therewith under Section 9.5;

(i)                                     insurance certificates satisfying the requirements of Section 4.2(b) of the Security Agreement;

(j)                                    the certificates, representing the Capital Stock pledged pursuant to the Security Agreement, if certificated, together with an undated equity power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof in respect of the Capital Stock of the Subsidiaries listed on Schedule 5.9(j); and

(k)                                 grant a perfected security interest in all of the equity interests in The Sun Company of San Bernardino, California LLC.

Section 5.10                            Environmental Laws.  (a)  (i) Comply with all Environmental Laws applicable to it in, and obtain, comply with and maintain any and all Environmental Permits necessary for its operations as conducted and as planned; and (ii) take all reasonable efforts to ensure that all of its tenants, subtenants, contractors, subcontractors, and invitees comply with all Environmental Laws, and obtain, comply with and maintain any and all Environmental Permits, applicable to any of them insofar as any failure to so comply, obtain or maintain reasonably could be expected to adversely affect the Borrower.  For purposes of this Section 5.10(a), noncompliance by the Borrower with any applicable Environmental Law or Environmental Permit shall be deemed not to constitute a breach of this covenant; provided that, upon learning of any actual or suspected noncompliance, the Borrower shall promptly undertake all reasonable efforts to achieve compliance; and provided, further, that in any case, such non-compliance, and any other noncompliance with applicable Environmental Law, individually or in the aggregate, could not reasonably be expected to give rise to a Material Adverse Effect.

(b)                                 Promptly comply with all orders and directives of all Governmental Authorities regarding Environmental Laws, other than such orders and directives as to which an appeal has been timely and properly taken in good faith; provided that the pendency of any and all such appeals could not reasonably be expected to give rise to a Material Adverse Effect.

ARTICLE VI

Negative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and Letter of Credit and all fees payable hereunder have been paid in full, the Borrower covenants and agrees with the Lenders that, it shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

Section 6.1                                   Liens.  Create, incur, assume or permit to exist any Lien on any of its properties or assets whether now owned or hereafter acquired, except:

(a)                                 Liens for Taxes not yet due or that are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Borrower or its Subsidiary, as the case may be, in conformity with GAAP;

(b)                                 carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings;

(c)                                  (i) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation and (ii) pledges and deposits in the ordinary course of business securing insurance premiums or reimbursement obligations under insurance policies, in each case payable to insurance carriers that provide insurance to the Borrower or any of its Subsidiaries;

(d)                                 deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations) incurred in the ordinary course of business;

(e)                                  matters of record affecting title to any owned or leased real property and survey exceptions, easements, rights-of-way, licenses, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;

(f)                                   Liens in existence on the date hereof listed on Schedule 6.1(f) and any modifications, replacements, renewals or extensions thereof, securing Indebtedness permitted by Section 6.4(d), provided that no such Lien is spread to cover any additional property after the Closing Date, the amount of Indebtedness secured thereby is not increased and there is no change in any direct or contingent obligor;

(g)                                  Liens securing Indebtedness of the Borrower or any of its Subsidiaries incurred pursuant to Section 6.4(e) to finance the acquisition, repair, improvement or construction of fixed or capital assets, provided that (i) such Liens shall be created within 180 days of the acquisition, repair, improvement or construction of such fixed or capital assets and

(ii) such Liens do not at any time encumber any property (or accessions to such property) other than the property financed, repaired, improved or constructed by such Indebtedness;

(h)                                 Liens created pursuant to the Loan Documents;

(i)                                     any interest or title of a lessor under any lease entered into by the Borrower or any of its Subsidiaries in the ordinary course of its business and covering only the assets so leased;

(j)                                    judgment Liens that do not constitute an Event of Default under Section 7.1(g) of this Agreement;

(k)                                 bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash, cash equivalents, securities, commodities and other funds on deposit in one or more accounts maintained by a Group Member, in each case arising in the ordinary course of business in favor of banks, other depositary institutions, securities or commodities intermediaries or brokerages with which such accounts are maintained securing amounts owing to such banks or financial institutions with respect to cash management and operating account management or are arising under Section 4-208 or 4-210 of the Uniform Commercial Code on items in the course of collection;

(l)                                     (i) cash deposits and liens on cash and cash equivalents pledged to secure Indebtedness permitted under Section 6.4(f) and (ii) Liens securing reimbursement obligations with respect to letters of credit permitted by Section 6.4(f) that encumber documents and other property relating to such letters of credit;

(m)                             Liens on property of a Person existing at the time such Person is acquired by, merged into or consolidated with a Group Member or becomes a Subsidiary of a Group Member or is acquired by a Group Member; provided that (i) such Liens were not created in contemplation of such acquisition, merger, consolidation or Investment, (ii) such Liens do not extend to any assets other than those of such Person, and (iii) the applicable Indebtedness secured by such Lien is permitted under Section 6.4(h);

(n)                                 the replacement, extension or renewal of any Lien permitted by Section 6.1(m) upon or in the same property theretofore subject thereto or the replacement, extension or renewal (without increasing the principal amount or change in any direct or contingent obligor) of the Indebtedness secured thereby;

(o)                                 Liens securing Indebtedness of the Borrower or any of its Subsidiaries incurred pursuant to Section 6.4(l); provided that (i) such Liens shall not be on the Collateral and (ii) such Liens do not at any time encumber any property owned by a Material Domestic Subsidiary;

(p)                                 Liens securing Indebtedness permitted by Section 6.4(k);

(q)                                 leases, subleases, licenses or sublicenses granted to any Person in the ordinary course of business and consistent with the past practices of Parent prior to the Spin-Off which do not (A) interfere in any material respect with the business of the Borrower and the other Loan Parties, taken as a whole and (B) secure any Indebtedness for borrowed money;

(r)                                    Liens not otherwise permitted by this Section 6.1 securing Indebtedness of the Borrower or any of its Subsidiaries; provided, that the aggregate fair market value (determined as of the date such Lien is incurred) of the assets subject thereto shall not exceed the greater of $25,000,000 and 2% of Total Assets as of the end of the last Test Period; and

(s)                                   purported Liens (other than Liens securing Indebtedness for borrowed money) in the ordinary course of business evidenced by the filing of precautionary Uniform Commercial Code financing statements or similar public filings.

Section 6.2                                   Fundamental Changes.  Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its assets, except that:

(a)                                 any Subsidiary of the Borrower may be merged or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving Person) or with or into any Subsidiary Guarantor (provided that the Subsidiary Guarantor shall be the continuing or surviving Person);

(b)                                 any Subsidiary of the Borrower may Dispose of any or all of its assets (i) to the Borrower or any Subsidiary Guarantor of the Borrower (upon voluntary liquidation or otherwise) or (ii) pursuant to a Disposition permitted by Section 6.6;

(c)                                  any Subsidiary of the Borrower that is not a Guarantor may be merged or consolidated with or into any other Subsidiary of the Borrower that is not a Guarantor;

(d)                                 any Subsidiary of the Borrower that is not a Guarantor may Dispose of any or all of its assets to any other Subsidiary of the Borrower that is not a Guarantor; and

(e)                                  any Investment expressly permitted by Section 6.7 may be structured as a merger, consolidation or amalgamation.

Section 6.3                                   Financial Covenants.  As of the last day of any Test Period on or after September 30, 2015, permit the (a) Consolidated Interest Coverage Ratio for any period of four consecutive fiscal quarters of the Borrower and its Subsidiaries to be less than 3:00:1:00 and (b) Total Leverage Ratio to exceed 3:00:1:00.

Section 6.4                                   Indebtedness.  Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except:

(a)                                 Indebtedness of the Borrower and its Subsidiaries pursuant to any Loan Document;

(b)                                 Indebtedness of the Borrower to its Subsidiaries and of any Subsidiary Guarantor to the Borrower or any other Subsidiary of the Borrower; provided that any Indebtedness of the Borrower owing to any of its Subsidiaries that is not a Subsidiary Guarantor shall be made pursuant to an intercompany note in form and substance satisfactory to the Administrative Agent and shall be subordinated in right of payment from and after such time as the Loans shall become due and payable (whether at maturity, acceleration or otherwise) to the payment and performance of the Obligations;

(c)                                  any Guarantee incurred in the ordinary course of business by the Borrower or any of its Subsidiaries of obligations of any Subsidiary Guarantor;

(d)                                 Indebtedness outstanding on the date hereof and listed on Schedule 6.4(d) and any refinancings, refundings, renewals or extensions thereof (without increasing, or shortening the maturity of, the principal amount thereof);

(e)                                  Indebtedness in respect of capital leases, purchase money obligations and other obligations, the proceeds of which are used to acquire, repair, improve or construct fixed or capital assets in an aggregate principal amount not to exceed $25,000,000;

(f)                                   Surety Indebtedness and any other Indebtedness in respect of letters of credit, banker’s acceptances or similar arrangements, in each case in the ordinary course of business and consistent with past practice;

(g)                                  obligations (contingent or otherwise) of the Borrower or any of its Subsidiaries existing or arising under any Swap Agreement, provided that such obligations are (or were) entered into by such Person in accordance with Section 6.10 and not for purposes of speculation;

(h)                                 Indebtedness of a Person (other than the Borrower or a Subsidiary) existing at the time such Person is merged with or into the Borrower or a Subsidiary or becomes a Subsidiary and any refinancings, refundings, renewals or extensions thereof (without increasing, or shortening the maturity of, the principal amount thereof); provided that (i) such Indebtedness was not, in any case, incurred by such other Person in connection with, or in contemplation of, such merger or acquisition, (ii) such merger or acquisition is permitted under Section 6.7 and (iii) with respect to any such Person who becomes a Subsidiary, (A) such Subsidiary is the only obligor in respect of such Indebtedness, and (B) to the extent such Indebtedness is permitted to be secured hereunder, only the assets of such Subsidiary secure such Indebtedness;

(i)                                     unsecured Indebtedness incurred to trade creditors and under operating leases, in each case arising in the ordinary course of business;

(j)                                    Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;

(k)                                 Incremental Equivalent Debt and Credit Agreement Refinancing Indebtedness;

(l)                                     Indebtedness of any Foreign Subsidiary in an aggregate principal amount not to exceed $40,000,000 or its foreign currency equivalent at any one time outstanding;

(m)                             Indebtedness representing deferred compensation to employees of the Borrower or any Subsidiary;

(n)                                 Indebtedness constituting obligations for indemnification, the adjustment of purchase price or similar adjustments incurred under agreements for an Investment or Disposition permitted under this Agreement;

(o)                                 Indebtedness consisting of (A) the financing of insurance premiums or (B) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(p)                                 obligations in connection with cash management services and obligations under any Guarantee in respect thereof, to the extent constituting Indebtedness, and other Indebtedness in respect of employee credit card programs, netting services, automatic clearinghouse arrangements, overdraft protections and similar arrangements, in each case in connection with deposit accounts and in the ordinary course of business; and

(q)                                 additional unsecured Indebtedness of the Borrower or its Subsidiaries so long as, at the time of incurring such Indebtedness, the Borrower shall be in pro forma compliance with Section 6.3, and any refinancings, refundings, renewals or extensions thereof (without increasing, or shortening the maturity of, the principal amount thereof).

For purposes of determining compliance with this covenant, in the event that an item of Indebtedness (or any portion thereof) meets the criteria of more than one of the types of Indebtedness permitted by this Section 6.4, the Borrower shall, in its sole discretion, at the time of incurrence, divide, classify or reclassify, or at any later time divide, classify or reclassify, such item of Indebtedness (or any portion thereof) in any manner that complies with this covenant.

Section 6.5                                   Restricted Payments.  Declare or pay any dividend or distributions (other than dividends or distributions payable solely in Capital Stock of the Person making such dividend or distribution) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of any Group Member, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of any Group Member (collectively, “Restricted Payments”), except:

(a)                                 to the Borrower or any Subsidiary Guarantor by any Subsidiary of the Borrower;

(b)                                 an amount equal to the Available Amount;

(c)                                  an aggregate amount not to exceed $100,000,000 since the Closing Date; and

(d)                                 an annual payment to shareholders of the Borrower in an aggregate amount equal to $100,000,000;

provided, however, in each case of clauses (b) through (d), that (i) before and after giving effect to the making of each such payment, no Default or Event of Default shall have occurred and be continuing or would result therefrom, and (ii) at the time of the making of such payment under clause (c), the Borrower shall be in pro forma compliance with Section 6.3.

For purposes of determining compliance with this covenant, in the event that any Restricted Payment (or any portion thereof) meets the criteria of more than one of the types of Restricted Payments permitted by this Section 6.5, the Borrower shall, in its sole discretion, at the time of incurrence, divide, classify or reclassify, or at any later time divide, classify or reclassify, such Restricted Payment (or any portion thereof) in any manner that complies with this covenant.

Section 6.6                                   Disposition of Property.  Dispose of any of its property, whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary’s Capital Stock to any Person, except:

(a)                                 Dispositions of obsolete or worn out property in the ordinary course of business, whether now owned or hereafter acquired and Dispositions of property no longer used or useful, or economically practicable to maintain, in the conduct of the business of any Group Member;

(b)                                 Dispositions of inventory and other immaterial assets in the ordinary course of business and consistent with the past practices of Parent prior to the Spin-Off;

(c)                                  Dispositions permitted by Section 6.2(b)(i) and Section 6.2(d), Restricted Payments permitted by Section 6.5, Investments permitted by Section 6.7 and Liens permitted by Section 6.2, in each case, other than by reference to this Section 6.6(c);

(d)                                 the sale or issuance of any Subsidiary’s Capital Stock to the Borrower or any Subsidiary Guarantor;

(e)                                  the use or transfer of money or cash equivalents with respect to cash management and operating account management;

(f)                                   the non-exclusive licensing of patents, trademarks, copyrights, and other Intellectual Property rights in the ordinary course of business;

(g)                                  Dispositions of property (i) from any Loan Party to any other Loan Party and (ii) from any Subsidiary of the Borrower that is not a Loan Party to any Loan Party;

(h)                                 leases, subleases, licenses or sublicenses of property in the ordinary course of business and consistent with the past practices of Parent prior to the Spin-Off and which do not materially interfere with the business of the Borrower and its Subsidiaries;

(i)                                     the sale or discount without recourse of accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof;

(j)                                    any abandonment or non-renewal of non-material Intellectual Property (or rights relating thereto) of any Group Member that is not disadvantageous to the interests of the Lenders and that the Borrower determines in good faith is desirable in the conduct of its business;

(k)                                 Dispositions of property subject to a Recovery Event;

(l)                                     Dispositions of property of the Borrower or any of its Subsidiaries in exchange for assets owned by another Person (other than a Group Member); provided, however, that after giving effect to such exchange, the Total Leverage Ratio as of the last day of the most recently ended Test Period, on a pro forma basis, is equal to or less than such Total Leverage Ratio immediately prior to giving effect to such exchange; and

(m)                             Dispositions of any assets (including Capital Stock) (i) acquired in connection with any acquisition or other Investment permitted hereunder, which assets are not used or useful to the core or principal business of the Borrower and its Subsidiaries and (ii) made to obtain the approval of any applicable antitrust authority in connection with any acquisition permitted hereunder; and

(n)                                 Dispositions of other property; provided that with respect to any Disposition pursuant to this clause (n) for a purchase price in excess of $25,000,000 for any transaction or series of related transaction, the Borrower or any Subsidiary shall receive not less than 75% of such consideration in the form of cash or cash equivalents; provided, however, that for purposes of this clause (n), the following shall be deemed to be cash:  (A) any liabilities (as shown on the Borrower’s or such Subsidiary’s most recent balance sheet provided hereunder or in the footnotes thereto) of the Borrower or such Subsidiary, other than liabilities that are by their terms subordinated to the payment in cash of the Obligations, that are assumed by the transferee with respect to the applicable Disposition and for which the Borrower and all of its Subsidiaries shall have been validly released by all applicable creditors in writing, and (B) any securities received by such Subsidiary from such transferee that are converted by such Subsidiary into cash or cash equivalents (to the extent of the cash or cash equivalents received) within 180 days following the closing of the applicable Disposition.

Section 6.7                                   Investments.  Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or make any other investment in, any Person (all of the foregoing, “Investments”), except:

(a)                                 extensions of trade credit in the ordinary course of business;

(b)                                 investments in cash equivalents;

(c)                                  Guarantees permitted by Section 6.4;

(d)                                 loans and advances to employees of any Group Member in the ordinary course of business (including for travel, entertainment and relocation expenses) in an aggregate amount for all Group Members not to exceed $2,000,000 at any one time outstanding;

(e)                                  intercompany Investments by any Group Member in the Borrower or any Person that is a Subsidiary Guarantor;

(f)                                   Investments in the ordinary course of business consisting of endorsements of negotiable instruments for collection or deposit;

(g)                                  Investments received in settlement of amounts due to any Group Member effected in the ordinary course of business or owing to such Group Member as a result of insolvency proceedings involving an account debtor or upon the foreclosure or enforcement of any Lien in favor of such Group Member;

(h)                                 capital expenditures financed with the proceeds of Indebtedness permitted by Section 6.4(e) and secured by Liens permitted pursuant to Section 6.1(g);

(i)                                     deposits made to secure the performances of leases, licenses or contracts in the ordinary course of business, and other deposits made in connection with the incurrence of Liens permitted under Section 6.1;

(j)                                    promissory notes and other non-cash consideration received in connection with Dispositions permitted by Section 6.6, to the extent not exceeding the limit specified therein with respect to the receipt of non-cash consideration in connection with such Dispositions; and

(k)                                 in addition to Investments otherwise expressly permitted by this Section 6.7, Investments by the Borrower or its Subsidiaries, so long as, in each case, that at the time of the making of such Investment, the Borrower shall be in compliance with a Total Leverage Ratio of 2:75:1:00 determined on a pro forma basis as of the last day of the most recently ended Test Period.

Section 6.8                                   Optional Payments and Modifications of Certain Debt Instruments.  (a) Make or offer to make any optional or voluntary payment, prepayment, repurchase or redemption (it being understood that regularly scheduled payments of principal and interest shall be permitted) of or otherwise optionally or voluntarily defease or segregate funds with respect to any Indebtedness (other than Indebtedness under this Agreement); or (b) amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of such Indebtedness in any manner materially adverse to the interests of the Administrative Agent or the Lenders.

Section 6.9                                   Transactions with Affiliates.  Enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than the Borrower or any Subsidiary Guarantor) other than (a) transactions otherwise permitted under this Agreement, (b) transactions upon fair and reasonable terms no less favorable to the relevant Group Member than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate, (c) employment and severance arrangements between any Group Member and their respective officers and employees, as determined in good faith by the board of directors or senior management of the relevant Group Member, (d) the payment of customary fees and reimbursement of reasonable expenses of, and customary indemnities provided to or on behalf of, directors, officers and employees of any Group Member, to the extent attributable to the ownership or operations of any Group Member, as determined in good faith by the board of directors or senior management of the relevant Group Member, (e) any issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options, equity incentive and stock ownership plans approved by any Group Member’s board of directors, or (f) payments to or from, and transactions with, joint ventures in the ordinary course of business and otherwise in compliance with this Agreement.

Section 6.10                            Swap Agreements.  Enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which the Borrower or any Subsidiary has actual exposure (other than those in respect of Capital Stock) and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any of its Subsidiaries.

Section 6.11                            Changes in Fiscal Periods.  Permit the fiscal year of the Borrower to end on a day other than December 31 or change the Borrower’s method of determining fiscal quarters.

Section 6.12                            Negative Pledge Clauses.  Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of any Group Member to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, other than (a) this Agreement and the other Loan Documents, (b) any agreements governing any purchase money Liens or capital lease obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby), (c) customary restrictions on the assignment of leases, licenses and other agreements, (d) any agreement in effect at the time any Subsidiary becomes a Subsidiary of a Loan Party, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary or, in any such case, that is set forth in any agreement evidencing any amendments, restatements, supplements, modifications, extensions, renewals and replacements of the foregoing, so long as such amendment, restatement, supplement, modification, extension, renewal or replacement applies only to such Subsidiary and does not otherwise expand in any material respect the scope of any restriction or condition contained therein, (e) any restriction pursuant to any document, agreement or instrument governing or relating to any Lien permitted under Section 6.1(c), (m), (n) or (r) or any agreement or option to Dispose of any asset of any Group Member, the Disposition of which is permitted by the Loan Documents, in each case, to the extent that any such restriction relates only to the assets or property subject to such Lien or being Disposed, which restriction shall not be more restrictive on the Borrower and its Subsidiaries than the Loan Documents, and (f) any restriction pursuant to any document, agreement or instrument governing or relating to any Indebtedness permitted under Section 6.4(d), (e), (h), (k), (l) or (q), which restriction shall not be more restrictive on the Borrower and its Subsidiaries than the Loan Documents.

Section 6.13                            Clauses Restricting Subsidiary Distributions.  Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of the Borrower to (a) make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, the Borrower or any other Subsidiary of the Borrower, (b) make loans or advances to, or other Investments in, the Borrower or any other Subsidiary of the Borrower or (c) transfer any of its assets to the Borrower or any other Subsidiary of the Borrower, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents, (ii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Subsidiary, (iii) customary restrictions on the assignment of leases, licenses and other agreements, or (iv) restrictions of the nature referred to in clause (c) above under agreements governing purchase money liens or capital lease obligations otherwise permitted hereby which restrictions are only effective against the assets financed thereby, (v) any agreement in effect at the time any Subsidiary becomes a Subsidiary of a Loan Party, so long as such agreement applies only to such Subsidiary, was not entered into solely in contemplation of such Person becoming a Subsidiary or in each case that is set forth in any agreement evidencing any amendments, restatements, supplements, modifications, extensions, renewals and replacements of the foregoing, so long as such amendment, restatement, supplement, modification, extension, renewal or replacement applies only to such Subsidiary and does not expand in any material respect the scope of any restriction or condition contained therein, (vi) any restriction pursuant to any document, agreement or instrument governing or relating to any Lien permitted under Sections 6.1(c), (m), (n) or (r) (provided that any such restriction relates only to the assets or property subject to such Lien and shall not be more restrictive on the Borrower and its Subsidiaries than the Loan Documents) and (vii) any restriction pursuant to any document, agreement or instrument governing or relating to any Indebtedness permitted under Section 6.4(d), (e), (h), (k), (l) or (q), which restriction shall not be more restrictive on the Borrower and its Subsidiaries than the Loan Documents.

Section 6.14                            Lines of Business.  Engage in any business, either directly or through any Subsidiary, except for those businesses in which the Borrower and its Subsidiaries are engaged on the date of this Agreement or that are reasonably related or ancillary thereto.

Section 6.15                            Anti-Corruption Law.  Request any Loan or Letter of Credit, or use or procure that its Subsidiaries and its or their respective directors, officers, employees and agents use, the proceeds of any Loan or Letter of Credit (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country or (c) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

ARTICLE VII

Events of Default

Section 7.1                                   Events of Default.  The following are Events of Default:

(a)                                 The Borrower shall fail to pay when due in accordance with the terms hereof (i) any principal on any Loan or (ii) any interest on any Loan or any other amount payable hereunder, and in the case of clause (ii), such failure shall have continued for a period of five Business Days.

(b)                                 Any Group Member shall (A) default in any payment of principal or of interest on any other obligation for borrowed money in an aggregate amount in excess of $25,000,000 beyond any grace period provided with respect thereto, or (B) default in the performance of any other agreement, term or condition contained in any agreement under which any such obligation is created, if the effect of such default is to cause, or permit the holder of such obligation to cause, such obligation to be accelerated or become due prior to its stated maturity.

(c)                                  Any representation or warranty herein made by any Group Member (other than as provided in paragraph (h) of this Section), or any certificate or financial statement furnished by such Group Member pursuant to the provisions hereof, shall prove to have been false or misleading in any material respect as of the time made or furnished and such Group Member shall fail to take corrective measures satisfactory to the Required Lenders within 30 days after notice thereof to such Group Member from any Lender or the Administrative Agent or by such Group Member to the Administrative Agent.

(d)                                 Any Group Member shall default in the performance of any other covenant, condition or provision hereof (other than as provided in paragraphs (a), (c) or (h) of this Section) and such default shall not be remedied to the satisfaction of the Required Lenders within a period of 30 days after notice thereof to such Group Member from any Lender or the Administrative Agent or by such Group Member to the Administrative Agent.

(e)                                  Any Group Member with more than $75,000,000 in revenue in the preceding fiscal year, individually or in the aggregate, shall (A) apply for or consent to the appointment of a receiver, trustee, or liquidator of such Group Member, (B) make a general assignment for the benefit of creditors, or (C) file a voluntary petition in bankruptcy or a petition or an answer seeking reorganization or an arrangement with creditors or take advantage of any insolvency law or an answer admitting the material allegations of a petition filed against such Group Member in any bankruptcy, reorganization or insolvency proceeding, or corporate action shall be taken by such Group Member for the purpose of affecting any of the foregoing.

(f)                                   An order, judgment or decree shall be entered, without the application, approval or consent of any Group Member, by any court of competent jurisdiction, approving a petition seeking reorganization of such Group Member or appointing a receiver, trustee or liquidator of such Group Member or of all or a substantial part of the assets of such Group Member, and such order, judgment or decree shall continue unstayed and in effect for any period of 90 consecutive days.

(g)                                  One or more final, non-appealable judgments for the payment of money in an aggregate amount in excess of $50,000,000 (to the extent not covered by insurance as to which the relevant insurance company has not denied coverage) shall be rendered against such Group Member, any Subsidiary or any combination thereof, and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed or bonded.

(h)                                 (i) Any Group Member shall default in the performance of any covenant, condition or provision contained in Section 3.17, Section 5.4(a), Section 5.5 (with respect to the

Borrower’s existence), Section 5.8 or Article VI (other than Section 6.3) of this Agreement and, in each case, such default shall have continued for a period of five Business Days or (ii) the Borrower shall default in the performance of any covenant set forth in Section 6.3.

(i)                                     Any of the Security Documents shall cease, for any reason, to be in full force and effect, or any Group Member or any Affiliate of any Group Member shall so assert, or any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby.

(j)                                    A Change of Control of the Borrower shall occur.

(k)                                 An ERISA Event or Foreign Plan Event shall have occurred that, when taken together with all other ERISA Events or Foreign Plan Events that have occurred, could reasonably be expected to result in a Material Adverse Effect.

Section 7.2                                   Remedies.  If an Event of Default shall occur and be continuing:

(a)                                 If an Event of Default specified in Section 7.1(e) or (f) shall occur and be continuing, automatically the Commitments shall immediately terminate and the Loans (with accrued interest thereon) and all other amounts owing under this Agreement (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable.

(b)                                 If an Event of Default other than those specified in Section 7.1(e) or (f) shall occur and be continuing, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans (with accrued interest thereon) and all other amounts owing under this Agreement (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable.  With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrower shall as soon as practicable thereafter, but in no event later than one Business Day thereafter, deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit.  Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrower hereunder.  After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrower hereunder shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower (or such other Person as may be lawfully entitled thereto).  For the avoidance of doubt, notwithstanding the foregoing, no amounts received from any Loan Party shall be applied to any Excluded Swap Obligation of such Loan Party.

(c)                                  Except as expressly provided above in this Article, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.

(d)                                 Any Lender giving any notice to the Borrower under this Article VII shall simultaneously give like notice to the Administrative Agent.

ARTICLE VIII

The Administrative Agent

Section 8.1                                   Appointment.  Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto.  Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.  Without limiting any other provision of this Article, each Lender hereby authorizes the Administrative Agent to enter into (and/or agree to any amendments to) from time to time customary intercreditor (including subordination) arrangements on behalf of the Lenders in respect of any Incremental Equivalent Debt, Credit Agreement Refinancing Indebtedness or any other Indebtedness permitted under this Agreement, in each case as the Administrative Agent shall determine to be appropriate and consistent with the provisions hereof.

Section 8.2                                   Delegation of Duties.  The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

Section 8.3                                   Exculpatory Provisions.  Neither the Administrative Agent nor any of its respective officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party party thereto to perform its obligations hereunder or thereunder.  The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

Section 8.4                                   Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower and the Guarantors), independent accountants and other experts selected by the Administrative Agent.  The Administrative Agent may deem and treat the payee of any promissory note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent.  The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.  The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

Section 8.5                                   Notice of Default.  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”.  In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders.  The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

Section 8.6                                   Non-Reliance on Administrative Agent and Other Lenders.  Each Lender expressly acknowledges that neither the Administrative Agent nor any of its respective officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender.

Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement.  Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates.  Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

Section 8.7                                   Indemnification.  The Lenders agree to indemnify the Administrative Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Commitment Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Commitment Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the Administrative Agent’s gross negligence or willful misconduct.  The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

Section 8.8                                   Agent in Its Individual Capacity.  The Administrative Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though the Administrative Agent were not the Administrative Agent.  With respect to its Loans made or renewed by it, the Administrative Agent shall have the same rights and powers under this Agreement as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” shall include the Administrative Agent in its individual capacity.

Section 8.9                                   Successor Administrative Agent.  The Administrative Agent may resign as Administrative Agent upon 15 Business Days’ notice to the Lenders and the Borrower.  If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then (a) so long as an Event of Default under Section 7.1(a), 7.1(e) or 7.1(f) shall not have occurred and be continuing, the Borrower shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall be subject to approval by the Required Lenders (which approval shall not be unreasonably withheld, conditioned or delayed) and (b) if an Event of Default under Section 7.1(a), 7.1(e) or 7.1(f) shall have occurred and be continuing, the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans.  If no successor agent has accepted appointment as Administrative Agent by the date that is 15 Business Days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.  After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Article VIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

Section 8.10                            Co-Syndication Agents and Issuing Lenders.  Notwithstanding any provision to the contrary elsewhere in this Agreement, (i) no Co-Syndication Agent shall have any duties or responsibilities hereunder or under the other Loan Documents, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or under any other Loan Document or otherwise exist against any Co-Syndication Agent and (ii) the Issuing Lender shall be entitled to the benefits of Article VIII in its capacity as an Issuing Lender.

Section 8.11                            Arrangers.  The rights, privileges, protections, immunities and benefits given to the Administrative Agent, including without limitation its right to be indemnified, are extended to, and shall be enforceable by each Arranger solely in its capacity as an Arranger in connection with this Agreement, on an equivalent basis, as applicable, as the Administrative Agent.

ARTICLE IX

Miscellaneous

Section 9.1                                   Amendments and Waivers.  (a) Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 9.1.  The Required Lenders and each Loan Party party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party party to the relevant Loan

Documents may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) forgive the principal amount or extend the final scheduled date of maturity of any Loan, extend the scheduled date of any amortization payment in respect of any Loan, reduce the stated rate of any interest or fee payable hereunder (except (x) in connection with the waiver of applicability of any post-default increase in interest rates, which waiver shall be effective with the consent of the Required Lenders and (y) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i)) or extend the scheduled date of any payment thereof, in each case without the written consent of each Lender directly affected thereby; (ii) eliminate or reduce the voting rights of any Lender under this Section 9.1 or extend or increase the Commitment of any Lender, in each case without the written consent of such Lender; (iii) reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or release all or substantially all of the Guarantors from their obligations under the Guarantee Agreement or Security Agreement, in each case without the written consent of all Lenders; (iv) amend, modify or waive any provision of Article VIII without the written consent of the Administrative Agent and any other Agent affected thereby; (v) amend, modify or waive any provision of Section 2.14(a) or Section 2.14(b) without the written consent of each Lender directly affected thereby; or (vi) amend, modify or waive any provision of Section 2.3 without the written consent of the Issuing Lender.  Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding on the Borrower, the other Loan Parties, the Lenders, the Administrative Agent and all future holders of the Loans.  In the case of any waiver the Borrower, the other Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

(b)                                 For the avoidance of doubt, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement with the Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

(c)                                  Notwithstanding the foregoing, this Agreement may be amended with only the written consent of the Borrower and the Administrative Agent without the consent of the Required Lenders to effect the provisions of Section 2.21, Section 2.22 and Sections 2.23, as applicable, and to reflect any technical changes necessary or appropriate to give effect to such facility in accordance with its terms as set forth herein.  Furthermore, notwithstanding the foregoing, the Administrative Agent, with the consent of the Borrower, may amend, modify or supplement any Loan Document without the consent of any Lender or the Required Lenders in order to correct, amend or cure any ambiguity, inconsistency or defect or correct any typographical error or other manifest error in any Loan Document.

Section 9.2                                   Notices.  All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of the Borrower and the Administrative Agent or the Issuing Lender, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

The Borrower:

Gannett Co., Inc.

7950 Jones Branch Drive

McLean, VA 22107

Telephone: 703-854-6000

Telecopy: 703-854-2031

Attention:  Senior Vice President & Treasurer

With a copy to:

Nixon Peabody LLP

799 9th Street NW, Suite 500

Washington, DC 20001

Attention:  John C. Partigan, Esq.

Telephone:  202-585-8535

Telecopy:  866-947-3586

The Administrative Agent:

JPMorgan Chase Bank, N.A.

500 Stanton Christiana Road, Ops 2
Newark, DE 19713
Attention: Dimple Patel
Telephone: 302-634-4154
Telecopy: 302-634-3301

With a copy to:

Simpson Thacher & Bartlett LLP

425 Lexington Ave.

New York, NY 10017

Attention: Patrick Ryan, Esq.

Telephone: 212-455-3463

Telecopy: 212-455-2502

The Issuing Lender:

JPMorgan Chase Bank, N.A.

500 Stanton Christiana Road, Ops 2
Newark, DE 19713
Attention: Dimple Patel
Telephone: 302-634-4154
Telecopy: 302-634-3301

; provided that any notice, request or demand to or upon the Administrative Agent, the Issuing Lender or the Lenders shall not be effective until received.

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Section 9.3                                   No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Section 9.4                                   Survival of Representations and Warranties.  All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

Section 9.5                                   Payment of Expenses and Taxes.  (a)  The Borrower agrees (i) to pay or reimburse each of the Administrative Agent and the Arrangers for all its reasonable and documented out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of a single counsel to the Administrative Agent and the Arrangers, and, if necessary, of one local counsel in each appropriate jurisdiction as agreed between the Administrative Agent and the Borrower, and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to the Borrower at least two Business Days prior to the Closing Date (in the case of amounts to be paid on the Closing Date ) and from time to time thereafter on a quarterly basis or such other periodic basis as the Administrative Agent shall deem appropriate, (ii) to pay or reimburse each Lender, the Arrangers and the Administrative Agent for all its reasonable costs and expenses incurred in connection with the enforcement of any rights under this Agreement, the other Loan Documents and any such other documents, limited to the reasonable and documented fees, charges and disbursements of a single counsel for the Administrative Agent and the Lenders (and, if necessary, one local counsel in each applicable jurisdiction and one additional counsel for the affected parties in the event of a conflict of interest), and (iii) to pay, indemnify, and hold each Lender, each Issuing Lender, the Arrangers and the Administrative Agent and their respective officers, directors, employees, affiliates, agents and controlling persons (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements (including reasonable fees and expenses of counsel (which shall be limited to one counsel to the Indemnitees taken as a whole (and in the case of a conflict of interests among or between Indemnitees, one additional counsel to each affected Indemnitee and, if necessary, one local counsel to the Indemnitees taken as a whole in each appropriate jurisdiction)) of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other agreement, instrument or documents contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of transactions contemplated hereby, including any claim, litigation, investigation or proceeding regardless of whether any Indemnitee is a party thereto and whether or not the same are brought by the Borrower, its equity holders, affiliates or creditors or any other Person, including any of the foregoing relating to the use of proceeds of the Loans or Letters of Credit or the violation of, noncompliance with or liability under, any applicable Environmental Law related to any Group Member or any Group Member’s operations or properties (all the foregoing in this clause (a), collectively, the “Indemnified Liabilities”); provided, that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee.  Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to applicable Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee.  All amounts due under this Section 9.5(a) shall be paid promptly.

(b)                                 The Borrower agrees to pay, indemnify, and hold each Lender and the Administrative Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and Other Taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents.

(c)                                  The agreements in this Section 9.5 shall survive repayment of the Loans and all other amounts payable hereunder.

Section 9.6                                   Successors and Assigns; Participations and Assignments.  (a)  This Agreement shall be binding upon and inure to the benefit of the Borrower, the Lenders, the Administrative Agent, the Issuing Lender, all future holders of the Loans and Letters of Credit and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Lender.

(b)                                 Any Lender other than any Conduit Lender may, without the consent of the Borrower or the Administrative Agent, in accordance with applicable law, at any time sell to one or more banks, financial institutions or other entities (each, a “Participant”) participating interests in any Loan owing to such Lender, any Commitment of such Lender or any other interest of such Lender hereunder.  In the event of any such sale by a Lender of a participating interest to a Participant, such Lender’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Loan for all purposes under this Agreement, and the Borrower, the Administrative Agent and the Issuing Lender shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  In no event shall any Participant under any such participation have any right to approve any amendment or waiver of any provision of this Agreement, or any consent to any departure by the Borrower therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Loans or any fees payable hereunder, or postpone the date of the final maturity of the Loans, in each case to the extent subject to such participation.  The Borrower agrees that if amounts outstanding under this Agreement and the Loans are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall, to the maximum extent permitted by applicable law, be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement, provided that, in purchasing such participating interest, such Participant shall be deemed to have agreed to share with the Lenders the proceeds thereof as provided in Section 9.7(a) as fully as if it were a Lender hereunder.  The Borrower also agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the requirements and limitations therein, including the requirements under Section 2.16(d) (it being understood that the documentation required under Section 2.16(d) shall be delivered to the participating Lender)) with respect to its participation in the Commitments and the Loans outstanding from time to time as if it was a Lender; provided that, such Participant agrees to be subject to the provisions of Section 2.16 as if it were an assignee under paragraph (c) of this Section and provided, further, that no Participant shall be entitled to receive any greater amount pursuant to any such Section than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred, except to the extent such entitlement to receive a greater payment results from an adoption of or change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the Closing Date that occurs after the

Participant acquired the applicable participation.  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(c)                                  Any Lender other than any Conduit Lender (an “Assignor”) may, in accordance with applicable law, at any time and from time to time assign to any Lender or, with the consent of the Borrower, the Administrative Agent and the Issuing Lender (which, in each case, shall not be unreasonably withheld, delayed or conditioned; it being understood that (i) the Administrative Agent and each Lender effecting an assignment to any Person other than a Lender should notify the Borrower as promptly as possible of any request for assignment and the Borrower, in turn, should promptly consider such request for assignment; and (ii) the Borrower’s consent shall not be considered to be unreasonably withheld, delayed or conditioned if the Borrower withholds, delays or conditions its consent because, among other factors, it is concerned about a potential Assignee’s capital adequacy, liquidity or ability to perform its obligations under this Agreement), to any Lender Affiliate, an additional bank, financial institution or other entity (an “Assignee”) all or any part of its rights and obligations under this Agreement pursuant to an Assignment and Acceptance, executed by such Assignee, such Assignor and any other Person whose consent is required pursuant to this paragraph, and delivered to the Administrative Agent for its acceptance and recording in the Register; provided that, unless otherwise agreed by the Borrower and the Administrative Agent, no such assignment to an Assignee (other than any Lender or any Lender Affiliate) shall be in an aggregate principal amount of less than $5,000,000, in each case except in the case of an assignment of all of a Lender’s interests under this Agreement.  For purposes of the proviso contained in the preceding sentence, the amount described therein shall be aggregated in respect of each Lender and its Lender Affiliates, if any.  Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Acceptance, (x) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder with a Commitment and/or Loans as set forth therein, and (y) the Assignor thereunder shall, to the extent provided in such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of an Assignor’s rights and obligations under this Agreement, such Assignor shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.5).  Notwithstanding any provision of this Section 9.6, the consent of the Borrower shall not be required for any assignment that occurs when an Event of Default shall have occurred and be continuing.  Notwithstanding the foregoing, any

Conduit Lender may assign at any time to its designating Lender hereunder without the consent of the Borrower or the Administrative Agent any or all of the Loans it may have funded hereunder and pursuant to its designation agreement and without regard to the limitations set forth in the first sentence of this Section 9.6(c).

(d)                                 The Administrative Agent shall, on behalf of the Borrower, maintain at its address referred to in Section 9.2 a copy of each Assignment and Acceptance delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitment of, and the principal amount (and stated interest) of the Loans owing to, each Lender from time to time.  The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Administrative Agent, the Issuing Lender and the Lenders shall treat each Person whose name is recorded in the Register as the owner of the Loans and any promissory notes evidencing the Loans recorded therein for all purposes of this Agreement.  Any assignment of any Loan, whether or not evidenced by a promissory note, shall be effective only upon appropriate entries with respect thereto being made in the Register.  Any assignment or transfer of all or part of a Loan evidenced by a promissory note shall be registered on the Register only upon surrender for registration of assignment or transfer of the promissory note evidencing such Loan, accompanied by a duly executed Assignment and Acceptance, and thereupon one or more new promissory notes shall be issued to the designated Assignee.

(e)                                  Upon its receipt of an Assignment and Acceptance executed by an Assignor, an Assignee and any other Person whose consent is required by Section 9.6(c), together with payment to the Administrative Agent of a registration and processing fee of $3,500 (except that no such registration and processing fee shall be payable in the case of an Assignee which is a Lender Affiliate of the relevant Assignor), the Administrative Agent shall (i) promptly accept such Assignment and Acceptance and (ii) record the information contained therein in the Register on the effective date determined pursuant thereto.

(f)                                   For avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this Section 9.6 concerning assignments relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests, including any pledge or assignment by a Lender to secure obligations to a Federal Reserve Bank or other central bank in accordance with applicable law; provided that no such pledge or assignment shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)                                  The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue a Note to any Lender requiring such a note to facilitate transactions of the type described in paragraph (f) above.

(h)                                 The Borrower, each Lender and the Administrative Agent hereby confirm that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender.

Section 9.7                                   Adjustments; Set-off.  (a)  Except to the extent that this Agreement expressly provides for payments to be allocated to a particular Lender, if any Lender (a “Benefitted Lender”) shall, at any time after the Loans and other amounts payable hereunder shall immediately become due and payable pursuant to Section 7.2, receive any payment of all or part of the obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 7.1(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the obligations owing to such other Lender, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of the obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, for the avoidance of doubt, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest; provided further, for the avoidance of doubt, that to the extent prohibited by applicable law as described in the definition of “Excluded Swap Obligation,” no amounts received from, or set off with respect to, any Loan Party shall be applied to any Excluded Swap Obligations of such Loan Party.

(b)                                 In addition to any rights and remedies of the Lenders provided by law, each Lender and each Issuing Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower; provided that if any Defaulting Lender shall exercise any such right of setoff, (i) all amounts so set-off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of this Agreement and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Lender and the Lenders and (ii) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the obligations owing to such Defaulting Lender as to which it exercised such right of set-off.  Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 9.8                                   Counterparts; Effectiveness.  This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  This Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof, that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed signature page of this Agreement by facsimile or email transmission shall be effective as delivery of a manually executed counterpart hereof.  A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

Section 9.9                                   Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 9.10                            Integration.  This Agreement and the other Loan Documents represent the entire agreement of the Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

Section 9.11                            GOVERNING LAW.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

Section 9.12                            Submission To Jurisdiction; Waivers.  The Borrower hereby irrevocably and unconditionally:

(a)                                 submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York located in the Borough of Manhattan, the courts of the United States for the Southern District of New York located in the Borough of Manhattan, and appellate courts from any thereof; provided, that nothing contained herein or in any other Loan Document will prevent any Lender or the Administrative Agent from bringing any action to enforce any award or judgment or exercise any right under the Security Documents or against any Collateral or any other property of any Loan Party in any other forum in which jurisdiction can be established;

(b)                                 consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)                                  agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower at its address set forth in Section 9.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto; and

(d)                                 agrees that nothing herein shall affect the right of any party to effect service of process in any other manner permitted by law or shall limit the right of the Administrative Agent or any Lender to sue in any other jurisdiction.

Section 9.13                            Acknowledgements.  The Borrower hereby acknowledges that:

(a)                                 it has been advised by counsel in the negotiation, execution and delivery of this Agreement;

(b)                                 neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to the Loan Parties arising out of or in connection with this Agreement, and the relationship between Administrative Agent and Lenders, on one hand, and the Loan Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)                                  no joint venture is created hereby or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Loan Parties and the Lenders.

Section 9.14                            WAIVERS OF JURY TRIAL.  THE BORROWER AND EACH OTHER LOAN PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

Section 9.15                            Confidentiality.  Each of each Agent and each Lender agrees to keep confidential all non-public information provided to it by the Borrower, any other Loan Party, the Administrative Agent or any Lender pursuant to this Agreement that is designated by the provider thereof as confidential; provided that nothing herein shall prevent any Agent or any Lender from disclosing any such information (a) to the Administrative Agent, any other Lender or any Lender Affiliate subject to this Section 9.15, (b) subject to an agreement to comply with the provisions of this Section, to any actual or prospective Transferee or any direct or indirect counterparty to any hedge agreement (or any professional advisor to such counterparty), (c) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its affiliates, provided that such Persons to whom disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential, (d) upon the request or demand of any Governmental Authority or any regulatory authority purporting to have jurisdiction over such Lender or its Affiliates or in response to any order of any court or other Governmental Authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (e) to the extent required by any Requirement of Law (other than as provided in clause (d) above) or in connection with any litigation or similar proceeding, provided that the Borrower shall be promptly notified, to the extent reasonably practicable, prior to any such disclosure so that the Borrower may contest such disclosure or seek confidential treatment thereof, (f) that has been publicly disclosed, (g) to any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, (h) in connection with the exercise of any remedy hereunder or under any other Loan Document or (j) if agreed by the Borrower in its sole discretion, to any other Person.  Notwithstanding any other provision of this Agreement or any other Loan Document, the provisions of this Section 9.15 shall survive with respect to each Lender until the earlier of (i) the second anniversary of such Lender ceasing to be a Lender or (ii) the Maturity Date.

Each Lender acknowledges that information furnished to it pursuant to this Agreement or the other Loan Documents may include material non-public information concerning the Borrower and its Affiliates and their related parties or their respective securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable law, including Federal and state securities laws.

All information, including requests for waivers and amendments, furnished by the Borrower or the Administrative Agent pursuant to, or in the course of administering, this Agreement or the other Loan Documents will be syndicate-level information, which may contain material non-public information about the Borrower and its Affiliates and their related parties or their respective securities.  Accordingly, each Lender represents to the Borrower and the Administrative Agent that it has identified in its administrative questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including Federal and state securities laws.

Section 9.16                            USA PATRIOT Act.  Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub.  L.  107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower and the other Loan Parties, which information includes the name and address of the Borrower and the other Loan Parties and other information that will allow such Lender to identify the Borrower and the other Loan Parties in accordance with the Patriot Act.

Section 9.17                            Collateral Matters.  (a)  Each Lender authorizes and directs the Administrative Agent to enter into the Security Documents and any intercreditor agreements contemplated by this Agreement on behalf of and for the benefit of the Lenders and the other Secured Parties named therein and agrees to be bound by the terms of each Security Document and any intercreditor agreements.  Each Lender hereby agrees, and each holder of any Note and each other Secured Party by the acceptance thereof will be deemed to agree that, except as otherwise set forth herein, any action taken by the Required Lenders in accordance with the provisions of this Agreement or the Security Documents, and the exercise by the Required Lenders of the powers set forth herein or therein, together with such powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders.

(b)                                 Notwithstanding anything to the contrary contained in any of the Loan Documents, the Administrative Agent and each Secured Party hereby agree that no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guarantee Agreement or take any other action under any Loan Document, it being understood and agreed that all powers, rights and remedies hereunder and under any of the Loan Documents may be exercised solely by the Administrative Agent for the benefit of the Secured Parties in accordance with the terms hereof and thereof.

(c)                                  No Specified Cash Management Agreement or Specified Swap Agreement will create (or be deemed to create) in favor of any provider of cash management services or counterparty, as applicable, that is a party to such Specified Cash Management Agreement or Specified Swap Agreement, as applicable, any rights in connection with the management or release of any Collateral or of the obligations of any Loan Party except as expressly provided in this Agreement or any Security Document.  By accepting the benefits of the Collateral, each provider of cash management services and counterparty pursuant to a Specified Cash Management Agreement or Specified Swap Agreement, as applicable, shall be deemed to have appointed the Administrative Agent as its agent and agreed to be bound by the Loan Documents as a Secured Party.

Section 9.18                            Releases of Guarantees and Liens.  (a)  Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 9.1) to take any action requested by the Borrower having the effect of releasing any Collateral or guarantee obligations (i) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 9.1 or (ii) under the circumstances described in paragraph (c) below.

(b)                                 The Lenders hereby confirm the Administrative Agent’s authority to release its Lien on particular types or items of property, or to release any Subsidiary Guarantor from its obligations under the Guaranty Agreement pursuant to this Section 9.17.  In each case as specified in this Section 9.17, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Security Documents, or to release such Subsidiary Guarantor from its obligations under the Guaranty Agreement, in each case in accordance with the terms of the Loan Documents and this Section 9.17.

(c)                                  At such time as the Loans and the other obligations under the Loan Documents (other than obligations under or in respect of Specified Cash Management Agreements and Specified Swap Agreements) shall have been paid in full, the Commitments have been terminated, the Collateral shall be released from the Liens created by the Security Documents, and the Security Documents and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Loan Party under the Security Documents shall terminate, all without delivery of any instrument or performance of any act by any Person.

[Remainder of page left intentionally blank.  Signature pages follow.]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

GANNETT CO., INC.

By:	/s/ Alison K. Engel
Name:	Alison K. Engel
Title:	Senior Vice President, Chief Financial
Officer and Treasurer

JPMORGAN CHASE BANK, N.A., as
Administrative Agent and a Lender

By:	/s/ Timothy Lee
Name:	Timothy Lee
Title:	Vice President

PNC Bank, N.A., as a Lender and Co-Syndication Agent

By:	/s/ Nancy Rosal Bonnell
Name:	Nancy Rosal Bonnell
Title:	Vice President

US Bank, National Association, as a Lender and Co-Syndication Agent

By:	/s/ Steven L. Sawyer
Name:	Steven L. Sawyer
Title:	Senior Vice President

CAPITAL ONE, N.A., as a Lender

By:	/s/ William Panagis
Name:	William Panagis
Title:	Vice President

Citizens Bank, N.A., as a Lender

By:	/s/ Ramez Gobran
Name:	Ramez Gobran
Title:	Vice President

Fifth Third Bank, as a Lender

By:	/s/ J. David Izard
Name:	J. David Izard
Title:	Vice President

SUNTRUST BANK, as a Lender

By:	/s/ Daniel L. Nicholas
Name:	Daniel L. Nicholas
Title:	Vice President

CITIBANK N.A., as a Lender

By:	/s/ Elizabeth Gonzalez Minnella
Name:	Elizabeth Gonzalez Minnella
Title:	Managing Director and Vice President

The Northern Trust Company, as a Lender

By:	/s/ Lisa DeCristofaro
Name:	Lisa DeCristofaro
Title:	SVP

TD Bank, N.A., as a Lender

By:	/s/ Todd Antico
Name:	Todd Antico
Title:	Senior Vice President

Schedule 1.1

Commitment Schedule

Lender	Commitment
JPMorgan Chase Bank, N.A.	$70,000,000.00
PNC Bank, N.A.	$70,000,000.00
US Bank, National Association	$70,000,000.00
Capital One, N.A.	$57,500,000.00
Citizens Bank, N.A.	$50,000,000.00
Fifth Third Bank	$50,000,000.00
Suntrust Bank	$50,000,000.00
Citibank N.A.	$30,000,000.00
The Northern Trust Company	$27,500,000.00
TD Bank, N.A.	$25,000,000.00
Total:	$500,000,000.00

Schedule 1.1B

Mortgaged Properties

•                  200 East Van Buren Street, Phoenix, AZ 85004

•                  6883 Commercial Drive, Springfield, VA 22151

•                  525 W. Broadway, Louisville, KY 40202

•                  6200 Metropolitan Parkway, Sterling Heights, MI 48312

•                  1100 Broadway, Nashville, TN 37203

•                  22600 N. 19th Avenue, Deer Valley, AZ 85027

•                  8278 Georgetown Road, Indianapolis, IN 46268

•                  950 W. Basin Road, New Castle, DE 19720

Schedule 1.1C

Material Domestic Subsidiaries as of the Closing Date

Gannett Satellite Information Network, LLC

The Courier-Journal, Inc.

Phoenix Newspapers, Inc.

Gannett GP Media, Inc.

Gannett River States Publishing Corporation

Gannett Publishing Services, LLC

Gannett MHC Media, Inc.

Democrat and Chronicle, LLC

DES MOINES REGISTER AND TRIBUNE COMPANY

The Sun Company of San Bernardino, California LLC

FEDERATED PUBLICATIONS, INC.

x.com, Inc.

USA Today Sports Media Group, LLC

Schedule Star LLC

Action Advertising, Inc.

GNSS LLC

GCOE, LLC

Schedule 1.1D

Excluded Real Property

•                  305 South Main Street, Greenville, SC 29601

Schedule 2.3

Existing Letters of Credit

•                  Ohio Bureau of Workers’ (LC No. TFTS-952075), $310,000

•                  Jumping Brook Realty Associates (LC No. TFTS-797710), $1,000,000

•                  The Travelers Indemnity Company (LC No. TFTS-952073), $20,829,778

•                  Travelers Casualty and Surety (LC No. TFTS-952074), $8,460,695

•                  New Jersey Department (LC No. TFTS-8900-73), $181,000

•                  National Union Fire Insurance Co. (TFTS-757786), $4,300,000

Schedule 3.10

Subsidiaries

Legal Name	Jurisdiction of Formation	Percentage of Class of Stock Owned By a Loan Party
Domestic
Gannett Satellite Information Network, LLC	DE	100%
The Courier-Journal, Inc.	DE	100%
Phoenix Newspapers, Inc.	AZ	100%
Gannett GP Media, Inc.	DE	100%
Gannett River States Publishing Corporation	AR	100%
Gannett Publishing Services, LLC	DE	100%
Gannett MHC Media, Inc.	DE	100%
Democrat and Chronicle, LLC	DE	100%
DES MOINES REGISTER AND TRIBUNE COMPANY	IA	100%
The Sun Company of San Bernardino, California LLC	CA	0%
FEDERATED PUBLICATIONS, INC.	DE	100%
x.com, Inc.	DE	100%
USA Today Sports Media Group, LLC	DE	100%
Schedule Star LLC	DE	100%
Action Advertising, Inc.	WI	100%
GNSS LLC	DE	100%
GCOE, LLC	DE	100%
Citizen Publishing Company	AZ	100%
Detroit Free Press Inc.	MI	100%
Indiana Newspapers, LLC	IN	100%
Gannett Media Services, LLC	DE	100%
Des Moines Press Citizen LLC	DE	100%
Detroit Newspaper Partnership L.P.	DE	0%
Visalia Newspapers, LLC	CA	0%
Texas-New Mexico Newspapers Partnership	DE	100%

Gannett Missouri Publishing, Inc.	KA	100%
Desert Sun Publishing, LLC	DE	0%
The Advertiser Company	AL	0%
Reno Newspapers, Inc.	NV	0%
Gannett Vermont Publishing, Inc.	DE	100%
GCCC, LLC	DE	0%
Salinas Newspapers, LLC	CA	0%
Alexandria Newspapers, Inc.	LA	100%
Multimedia, Inc.	SC	100%
Gannett Vermont Insurance Inc.	VT	100%
Baxter County Newspapers, Inc.	AR	0%
The Times Herald Company	MI	100%
Press-Citizen Company, Inc.	IA	0%
GFHC, LLC	DE	100%
Gannett International Communications, Inc.	DE	0%
Gannett Retail Advertising Group, Inc.	DE	100%
Sedona Publishing Company, Inc.	AR	100%
Digicol, Inc.	DE	100%
Gannett Supply Corporation	DE	100%
Guam Publications, Incorporated	HI	0%
Pacific Media, Inc.	DE	0%
Gannett UK Media, LLC	DE	0%
Foreign
New LuxCo HoldCo	Luxembourg	0%
NewCo	Luxembourg	0%
Gannett UK Limited	UK	0%
Newsquest PLC	UK	0%
Newsquest Capital PLC	UK	0%
Newsquest Media Group LTD	UK	0%
Advertiser Series Limited	UK	0%
Advertising Distribution Services Limited	UK	0%
Asherclose Limited	UK	0%
The Avon Advertiser Limited	UK	0%

Bailey Newspaper Group Limited	UK	0%
Bailey Print Limited	UK	0%
Bailey Web Limited	UK	0%
Barry Printing & Publishing Co. Limited	UK	0%
Beck & Partridge Limited	UK	0%
The Bedfordshire Times Publishing Company Limited	UK	0%
Berrows West Midlands Limited	UK	0%
Billington and Wright Limited	UK	0%
Bird Brothers Limited	UK	0%
The Bradford and District Newspaper Company Limited	UK	0%
Brighton & District Property News Limited	UK	0%
Bromley Property News Limited	UK	0%
Bromsgrove Observer Limited	UK	0%
Bury Times Limited	UK	0%
C.H. Peacock Limited	UK	0%
Campaign Free Newspapers Limited	UK	0%
Classified Periodicals Limited	UK	0%
Cleadon Press	UK	0%
The Craven Herald Limited	UK	0%
The Croydon Property News Limited	UK	0%
Csonco Limited	UK	0%
Daily News Group Limited	UK	0%
Devobrook Limited	UK	0%
Essex County Newspapers Limited	UK	0%
Evesham Admag Limited	UK	0%
Exchange Enterprises Limited	UK	0%
Extonbase Limited	UK	0%
Fossilcove Limited	UK	0%
Gloucestershire Independent Limited	UK	0%
H Dawson & Co (Printers) Limited	UK	0%

Hampshire Newspapers Limited	UK	0%
Helston Printers Limited	UK	0%
Henry Pease & Company Limited	UK	0%
Independent Media Limited	UK	0%
J H Lake & Co Limited	UK	0%
Jaxman Limited	UK	0%
John H Burrows & Sons Limited	UK	0%
Kinsman Reeds Limited	UK	0%
Lettercatch Limited	UK	0%
London & Kent Newspapers Limited	UK	0%
The Ludlow Advertiser Limited	UK	0%
Mega Suburban Printing Limited	UK	0%
Morgan Truman Publications	UK	0%
Msomn Limited	UK	0%
The National Press Agency Limited	UK	0%
New Forest Post Limited	UK	0%
News Shopper Limited	UK	0%
Newsquest (Basildon) Limited	UK	0%
Newsquest (Blackburn) Limited	UK	0%
Newsquest (Bolton) Limited	UK	0%
Newsquest (Buckinghamshire & West London) Limited	UK	0%
Newsquest (Cheshire) Limited	UK	0%
Newsquest (Cheshire/Merseyside) Limited	UK	0%
Newsquest (East London & West Essex) Limited	UK	0%
Newsquest (Essex) Limited	UK	0%
Newsquest (Hereford) Limited.	UK	0%
Newsquest (Hertfordshire & Middlesex) Limited	UK	0%
Newsquest (Herts & Bucks) Limited.	UK	0%

Newsquest (Investments) Limited	UK	0%
Newsquest (Kendal)	UK	0%
Newsquest (Lancs Free) Limited	UK	0%
Newsquest (Leeds) Limited	UK	0%
Newsquest (London) Limited	UK	0%
Newsquest (Merseyside) Limited	UK	0%
Newsquest (Midlands South) Limited	UK	0%
Newsquest (North East) Limited	UK	0%
Newsquest (North West) Limited	UK	0%
Newsquest (North West London) Limited	UK	0%
Newsquest (Oxfordshire & Wiltshire) Limited	UK	0%
Newsquest (Stourbridge) Limited	UK	0%
Newsquest (Sussex) Limited	UK	0%
Newsquest (Wiltshire) Limited	UK	0%
Newsquest (Worcester) Limited	UK	0%
Newsquest (York) Limited	UK	0%
Newsquest ( Yorkshire & North East) Limited	UK	0%
Newsquest Direct Limited	UK	0%
Newsquest Financial Media Limited	UK	0%
Newsquest Media (Berrows) Limited	UK	0%
Newsquest Media (Midland) Ltd.	UK	0%
Newsquest Media (North East) Limited	UK	0%
Newsquest Media (Northern) Limited	UK	0%
Newsquest Media (South) Limited	UK	0%
Newsquest Media (Southern) Limited	UK	0%

Newsquest Pension Trustee Limited	UK	0%
Newsquest Printing (Colchester) Limited	UK	0%
Newsquest Printing (Lancashire) Limited	UK	0%
Newsquest Specialist Media Limited	UK	0%
North of England Newspaper Company Limited	UK	0%
Northern Counties Newspapers Limited	UK	0%
Nursing Spectrum UK Limited	UK	0%
Orpheus Publications Limited	UK	0%
The Oxford Mail and Times Limited	UK	0%
Packet Newspapers (Cornwall) Limited	UK	0%
Partridge Printers Limited	UK	0%
Property Weekly Limited	UK	0%
Pythondeck Limited	UK	0%
Rawlings and Walsh Limited	UK	0%
The Redditch & Bromsgrove Observer Limited	UK	0%
Redditch Observer Limited	UK	0%
Regional Letterbox Services Limited	UK	0%
Richmond and Twickenham Times Limited	UK	0%
Rusholmes Printers Limited	UK	0%
Salisbury Journal Newspapers Limited	UK	0%
SAWP Limited	UK	0%
Secretarial Co (1996) Limited	UK	0%
Sellix Limited	UK	0%
Slough Newspaper Printers Limited	UK	0%
Sopress Investments Limited	UK	0%
South London Guardian Limited	UK	0%
South Wales Argus Limited	UK	0%

South West Counties Newspapers Limited	UK	0%
South West Wales Newspapers Limited	UK	0%
Southern Newspapers Limited	UK	0%
Spiceford Limited	UK	0%
Stelert Limited	UK	0%
Stone Square Newsagency Limited	UK	0%
Stour Valley News Limited	UK	0%
Surfield Limited	UK	0%
Swallowdove Limited	UK	0%
T.A.S. Publishing Limited	UK	0%
Teddington & Hampton Times Limited	UK	0%
The Tenbury Advertiser Company Limited	UK	0%
This is Essex Limited	UK	0%
Two’s Company (Dating) Limited	UK	0%
Warden and Company Limited	UK	0%
West Country Magazines Limited	UK	0%
West of England Newspapers Limited	UK	0%
Westminster Press Limited	UK	0%
Westmorland Gazette Limited	UK	0%
Wiltshire Newspapers Limited	UK	0%
WM Dresser and Sons Limited	UK	0%
WP Publishing Limited	UK	0%
Wroughton Press Limited	UK	0%
Wxan Limited	UK	0%
Yeoman Developments (Winton) Limited	UK	0%
The Yorkshire Herald Newspaper Company Limited	UK	0%
Berkshire Media Group Limited	UK	0%
Clyde & Forth Press Limited	UK	0%
Firth FM Holdings	UK	0%

Newsquest (Herald & Times) Limited	UK	0%
Newsquest (Sunday Herald) Limited	UK	0%
Newsquest Magazines Limited	UK	0%
Newsquest Printing (Glasgow) Limited	UK	0%
Romanes Media Limited	UK	0%
Romanes Media Group Limited	UK	0%
Romanes Media Group EBT L Limited	UK	0%
S1now Limited	UK	0%
Your Radio FM Limited	UK	0%

Schedule 4.1(k)

Pledged Equity at Closing

The Courier-Journal, Inc.

Phoenix Newspapers, Inc.

Gannett River States Publishing Corporation

DES MOINES REGISTER AND TRIBUNE COMPANY

FEDERATED PUBLICATIONS, INC.

Schedule 5.9(j)

Pledged Equity Post Closing

x.com, Inc.

Action Advertising, Inc.

Schedule 6.1(f)

Existing Liens

None.

Schedule 6.4(d)

Existing Indebtedness

None.